AGREEMENT AND PLAN OF MERGER

Among

PLATINUM ENERGY RESOURCES, INC.

PERMSUB, INC.

MAVERICK ENGINEERING, INC.

And

Robert L. Kovar Services, LLC

as Stockholder Representative

March 18, 2008

i

(continued)

(continued)

(continued)

(continued)

Page

Exhibits
Exhibit A	Certificate of Merger
Exhibit B	Form of Shareholder Certification and Transmittal Letter
Exhibit C	Form of Warrant Holder Certification and Transmittal Letter
Exhibit D-1	Form of Cash Flow Note – General
Exhibit D-2	Form of Cash Flow Note – Kovar
Exhibit E	Overhead Allocations Schedule
Exhibit F	Form of Kovar Employment Agreement
Exhibit G-1	Guaranty (Kovar)
Exhibit G-2	Guaranty (KMP)
Exhibit H-1	Form of Merger Escrow Agreement
Exhibit H-2	Form of Security Escrow Agreement
Exhibit I	Form of Company Counsel Legal Opinion
Exhibit J	Form of Parent Counsel Legal Opinion

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of March 18, 2008, by and among Platinum Energy Resources, Inc., a Delaware corporation (“Parent”), PERMSub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Maverick Engineering, Inc., a Texas corporation (the “Company”) and Robert L. Kovar Services, LLC, a Texas limited liability company, in its capacity as the Stockholder Representative (the “Stockholder Representative”).

RECITALS

WHEREAS, the boards of directors of Parent, Merger Sub and the Company (i) have determined that the combination of Merger Sub and the Company is in the best interests of each corporation and its respective stockholders and (ii) have adopted this Agreement and recommended its adoption by their respective stockholders; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements as set forth below.

NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with applicable Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and the corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth herein. The Merger shall have the effects set forth in this Agreement and by applicable Law. The Company, in its capacity as the entity surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” Promptly following consummation of the Merger, the Surviving Corporation shall take such action as may be required in order to effect (i) the conversion of the Surviving Corporation from a Texas corporation to a Delaware corporation pursuant to and in accordance with Delaware law, or (ii) a merger of the Surviving Corporation into a newly-formed Delaware corporation which is a wholly-owned subsidiary of Parent pursuant to and in accordance with Delaware law, in which case such Delaware subsidiary of Parent shall constitute the “Surviving Corporation” for all purposes of this Agreement.

1.2 Merger Consideration. The total consideration payable upon consummation of the Merger is Eleven Million Dollars ($11,000,000), as follows:

(a) In cash at the Closing, Six Million Dollars ($6,000,000), payable to and by the Merger Escrow Agent as provided in Section 1.3(e); and

(b) By delivery to the Merger Escrow Agent at the Closing of certain cash flow notes totaling Five Million Dollars ($5,000,000) more particularly described in Section 1.3(e) (the “Cash Flow Notes”).

1.3 Closing.

(a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1, the closing of the Merger (the “Closing”) will take place at the offices of Sills Cummis & Gross P.C., One Rockefeller Plaza, 25th Floor, New York, New York 10112, at 10:00 a.m. New York City time on the second Business Day after each of the conditions set forth in Article 7 (other than those to be executed or completed at the Closing) have been satisfied or waived, or at such other date, time or place as is agreed to in writing by the Parties.

(b) Not more than three (3) Business Days before the Closing Date, the Company shall deliver to Parent an allocation certificate prepared and certified to by the Company’s Chief Financial Officer (“Allocation Certificate”), setting forth (A) the identity of each record holder of Company Common Shares and Warrants and the number of such Shares held by each on a fully diluted basis as if all Warrants had been duly exercised; (B) the pro rata amounts of the Closing Date Cash Equity Payout and the Closing Date Note Equity Payout allocable to each such holder on a fully diluted basis as if all Warrants had been duly exercised; and (C) the “Reserve” (as defined in Schedule 1.3), together with all other amounts required or allowed to be deducted and withheld (other than in respect of backup withholding) from the consideration otherwise payable to each such holder with respect to such closing payments, including but not limited to the Revolving Commitment Fund, the Special Indemnity Fund, the Financing Costs Reimbursement Fund, and/or any other Tax withholding obligation with respect to the Merger.

(c) Not more than three (3) Business Days before the Closing Date, the Company shall deliver to Parent and to the Merger Escrow Agent one or more payoff letters from Capital One Bank stating the outstanding principal balances of the Company’s revolving line of credit facility (“Capital One Revolver”) and other term loans (“Capital One Term Loans”) as of the projected Closing Date (together with per diem interest amounts for any later Closing Date) (“Capital One Payoff Amounts”) in the event Capital One Bank refuses to consent to the Merger.

(d) At the Closing:

(i) the Company shall execute and deliver to Parent all documents provided for in Section 7.1 not theretofore delivered;

(ii) Parent and Merger Sub shall execute and deliver to the Company or the Stockholder Representative all documents provided for in Section 7.2 not theretofore delivered;

(e) At the Closing, Parent shall deposit with the Merger Escrow Agent,

(1) in immediate funds by wire transfer to such trust account(s) of the Merger Escrow Agent as the Merger Escrow Agent may designate in writing to the Parties at least one Business Day prior to the Closing Date, the sum of Six Million Dollars ($6,000,000) (the “Deposited Cash”); and

(2) Cash Flow Notes totaling Five Million Dollars ($5,000,000), being one such Note for each person identified on the Allocation Certificate as a Stockholder of the Company, and another such Note for each person identified on the Allocation Certificate as a holder of unexercised Warrants (collectively, the “Deposited Notes”). The amounts of the Deposited Notes shall be determined on a fully diluted basis as if all Warrants had been duly exercised as of the Effective Time, drawn payable to the order of each such holder in the face amount of each such holder’s pro rata share of $5,000,000, all as set forth in the Allocation Certificate. To the extent that Deposited Notes are issued in respect of the named payee’s interest as a Stockholder, such Notes are referred to herein as “Deposited Stock Notes”; to the extent issued in respect of the named payee’s interest as a holder of unexercised Warrants as of the Effective Time, such Notes are referred to herein as “Deposited Warrant Notes.” Such Notes shall be in a form as described in Section 6.1.

The Merger Escrow Agent shall thereupon allocate, set aside and distribute such $6,000,000 Deposited Cash and $5,000,000 of Deposited Notes in accordance with (i) through (vi) immediately below, and in that order:

(i) If, but only if, Capital One Bank shall have refused to consent to the Merger, the Merger Escrow Agent shall on the Closing Date (I) pay the Capital One Payoff Amounts to Capital One Bank, in immediate funds by wire transfer, in payment of the Capital One Term Loans and the Capital One Revolver, and in exchange therefor shall obtain the New Term Loans and the Replacement Revolver or Interim Revolver, as described in (A) and (B) immediately below; and (II) to the extent of the difference between $3,250,000 and the outstanding principal balance of the Capital One Revolver on the Closing Date, establish a fund (the “Revolving Commitment Fund”) to be administered as provided in (B) immediately below. Amounts used to fund the Capital One Payoff Amounts and the Revolving Commitment Fund shall be chargeable proportionately against the interests of all of the Stockholders and Warrant Holders; provided that the Stockholder Representative may elect to charge amounts used to pay off the Capital One Term Loans solely against the interest of Stockholder Robert L. Kovar, and if so, shall cause the Allocation Certificate to so specify. Thereupon --

(A) The Surviving Corporation will continue to pay the same debt service on the amounts of the Capital One Term Loans as of the Closing Date to the Merger Escrow Agent, as agent for the Stockholder Representative, who will disburse such debt service payments among the Stockholders and the Warrant Holders Closing Cash accounts, as their interests may appear, either as assignee of the Capital One Term Loans or, if such Term Loans are cancelled at the time of the Payoffs, then under new Surviving Corporation notes and security in favor of the Merger Escrow Agent as agent for the Stockholder Representative, which (with exceptions agreed to by both the Stockholder Representative and Parent) are identical in substantive terms to the notes and security which evidenced the respective Capital One Term Loans (in either case, the “New Term Loans”); and

(B) Management of the Surviving Corporation shall use best efforts to obtain a third-party revolving line of credit facility secured by the Surviving Corporation’s accounts receivable (“Replacement Revolver”), subject, however, to Parent’s prior written approval of the terms and conditions thereof, such approval not to be unreasonably withheld. Until such time as the Replacement Revolver is put in place, the Merger Escrow Agent, either as agent for the Stockholder Representative as assignee of the Capital One Revolver or, if such Revolver is cancelled at the time the Capital One Payoff Amounts are made, then under a new Surviving Corporation note and security agreement in favor of the Merger Escrow Agent as agent for the Stockholder Representative which (with exceptions agreed to by both the Stockholder Representative and Parent) will be identical in substantive terms to the note and security which evidenced the Capital One Revolver (in either case, the “Interim Revolver”), shall pay revolving principal advances to the Surviving Corporation from the Revolving Commitment Fund and credit revolving principal payments made by the Surviving Corporation to the Revolving Commitment Fund, all in accordance with the terms and conditions of the Interim Revolver, as directed in writing from time to time by the Surviving Corporation and the Stockholder Representative; provided, however, that in no event shall the amount of the Interim Revolver exceed Three Million Two Hundred Fifty Thousand Dollars ($3,250,000). The Surviving Corporation shall pay interest on the Interim Revolver in accordance with its terms during the time such Revolver remains outstanding, which interest payments will be paid to the Merger Escrow Agent for disbursement to the Stockholder Representative for application among the Stockholders and the Warrant Holders Closing Cash accounts, as their interests may appear. Upon obtaining the Replacement Revolver the Surviving Corporation will draw down an amount sufficient to discharge the Interim Revolver, and pay such discharge amount to the Merger Escrow Agent for distribution to the Stockholders and the Warrant Holders Closing Cash accounts, proportionately; and

(C) To the extent the Surviving Corporation incurs expenses (professional fees and expenses, lender fees, “points”, etc.) in connection with obtaining the Replacement Revolver, and if applicable replacing the Capital One Term Loans, the Surviving Corporation shall be promptly reimbursed for all of same by the Merger Escrow Agent from the Financing Costs Reimbursement Fund (as hereinafter defined), and to the extent such Fund is insufficient, from the Reserve. The Surviving Corporation shall, promptly upon securing any such replacement credit facility(ies), advise the Merger Escrow Agent in writing of the amount of all such costs and expenses. Following the payment thereof, any excess of such Financing Costs Reimbursement Fund shall be paid over by the Merger Escrow Agent to the Stockholder Representative, which may in its discretion distribute or hold the same as a part of the Reserve.

(ii) The Merger Escrow Agent shall set aside in a segregated escrow account cash in the amount of One Hundred Seventy-Five Thousand Dollars ($175,000), as the “Special Indemnity Fund” under the Merger Escrow Agreement, which shall constitute partial security for indemnification to the Company and/or Parent and/or the Surviving Corporation for the “Special Indemnity Claims” as described in Section 8.4(b).

(iii) The Merger Escrow Agent shall set aside in a segregated escrow account cash in the amount of Seventy-Five Thousand Dollars ($75,000), as the “Financing Costs Reimbursement Fund” under the Merger Escrow Agreement, which shall constitute partial security for indemnification to the Company and/or Parent and/or the Surviving Corporation with respect to financing costs referenced in Section 1.3(e)(i)(C).

(iv) The Merger Escrow Agent shall set aside in a segregated escrow account, as the “Reserve” pursuant to Schedule 1.3, such amounts as the Stockholder Representative may direct in a written statement sent to the Merger Escrow Agent prior to the Closing. The Reserve will be used to fund payment of obligations, fees, costs and expenses as prescribed by Schedule 1.3, including without limitation fees, costs and expenses anticipated by the Stockholder Representative to be incurred by the Stockholders with respect to: the Merger Escrow Agent for its services under the Merger Escrow Agreement; attorneys, experts, and legal service providers for their fees and expenses in representing the Stockholders and/or the Stockholder Representative (including without limitation with respect to any arbitration, litigation or other proceeding(s) involving Govind Nadkarni or the Special Indemnity Fund); and other matters that, in the discretion of the Stockholder Representative, are allowed or anticipated pursuant to Schedule 1.3. The Stockholder Representative is entitled to possess and/or direct the disposition by the Merger Escrow Agent of all or any part of the Reserve in such manner as it may choose, in the exercise of its sole discretion, subject to the provisions of Schedule 1.3 and other applicable provisions of this Agreement. The Merger Escrow Agent shall not in any event be liable to Parent, the Surviving Corporation, or the Stockholders for acting in accordance with the written instructions received from the Stockholder Representative with respect to the disposition or payment of all or any part of the Reserve; if the Stockholder Representative makes one or more written requests that the Merger Escrow Agent transfer (to it or to any other person or entity) all or any part of such Reserve, the Merger Escrow Agent shall comply therewith and shall be then relieved of all responsibility for such transferred funds.

(v) The Merger Escrow Agent shall set aside in segregated escrow accounts, (A) cash in the amount of the total of the pro rata portions of $6,000,000 less the set asides provided for in (ii) through (iv) immediately above allocable to the holders of Warrants (“Warrant Holders’ Closing Cash”) and (B) the Deposited Warrant Notes, all in accordance with the Allocation Certificate.

(vi) The balance of such $6,000,000 in Deposited Cash shall be paid out on the Closing Date by the Merger Escrow Agent to the persons who were registered Stockholders as of the Effective Time, pro rata in accordance with the Allocation Certificate.

(vii) The Merger Escrow Agent shall deliver all of the Deposited Stock Notes to the Stockholder Representative, to be held by it subject to Section 2.2(b)(ii)(B).

(viii) The Merger Escrow Agent shall retain and hold all Deposited Warrant Notes, and shall receive, maintain a record of and hold in escrow all moneys paid on each such Deposited Warrant Note (“Warrant Note Payments”), until such time as the applicable Warrants are duly exercised or by their terms lapse and have no further effect.

(A) As to those Warrants that are duly exercised after the Closing, the Surviving Corporation shall notify the Merger Escrow Agent in writing of each such due exercise, accompanied by its check to the order of the Merger Escrow Agent in the full amount of the cleared funds which it received as the Warrant exercise price (the “Exercise Consideration”); and the Merger Escrow Agent shall, within ten (10) Business Days after its receipt of each such written notice and check, (1) forward its check to the Stockholder Representative for the Exercise Consideration, which shall be treated as a part of the Reserve and retained or distributed by the Stockholder Representative in accordance with the provisions of Schedule 1.3, (2) forward to the holder or holders of the Deposited Warrant Notes issued in respect of Warrants then being exercised (i) such holder’s allocable share of the Warrant Holders’ Closing Cash as described in (v)(A) above, and (ii) all Warrant Note Payments, if any, received by the Merger Escrow Agent in respect of such holder’s Deposited Warrant Note, and (3) forward all Deposited Warrant Notes to the Stockholder Representative, to be held by it subject to Section 2.2(b)(ii)(B).

(B) Should any Warrants remain unexercised as of their stated expiration date, then the Stockholder Representative shall provide a written certification to the Surviving Corporation and the Merger Escrow Agent stating that all Warrants have expired, and setting forth (1) the Delivered Warrant Notes (by face amount and name of payee) that have lapsed (the “Lapsed Warrant Notes”) and (2) the names, addresses and respective pro rata shares of each of the other Stockholders entitled to payments under Cash Flow Notes. Responsibility for the accuracy of such certification shall remain with the Stockholder Representative, not Parent, the Surviving Corporation or the Merger Escrow Agent. The Merger Escrow Agent shall then, within ten (10) Business Days after its receipt of such certification, pay over to each of the other Stockholders such Stockholder’s pro rata share of all Warrant Holders’ Closing Cash and all Warrant Note Payments held by the Merger Escrow Agent in respect of the Lapsed Warrant Notes. In addition, the Merger Escrow Agent shall return the Lapsed Warrant Notes to the Surviving Corporation, which shall within ten (10) Business Days from its receipt thereof, issue and deliver to the Merger Escrow Agent new Notes payable to each Stockholder, each being in the face amount equal to the Stockholder’s pro rata share of the total face amount of all of the Lapsed Warrant Notes, and otherwise drawn upon terms and conditions identical to those of the Cash Flow Notes. Such new Notes shall be delivered by the Merger Escrow Agent to the Stockholder Representative, to be held by it subject to Section 2.2(b)(ii)(B).

(ix) Any Taxes payable on account of any interest which shall accrue on the Reserve shall be paid (i) out of the Reserve to the extent such interest has not been distributed on the date when the Taxes thereon become due and payable, or (ii) by the recipient(s) thereof to the extent such interest has been distributed on the date when the Taxes thereon become due and payable.

(f) At the Closing, as security for payment of the Cash Flow Notes, Parent shall deposit with the Security Escrow Agent one hundred percent (100%) of the issued and outstanding shares of the Surviving Corporation issued in the name of Parent as the registered holder thereof upon consummation of the Merger (“Security Escrowed Shares”). The Security Escrow Agent shall hold and administer the Security Escrowed Shares in accordance with the terms and conditions of the Security Escrow Agreement.

(g) As of and after the Closing, if the Surviving Corporation has not yet obtained a Replacement Revolver, and if the Surviving Corporation requires funds to continue its operations in the ordinary course of business, Parent will make available to the Surviving Corporation up to an aggregate of Three Hundred Thousand Dollars ($300,000), as a loan. Such loan will be repaid with interest at 2% per annum above the Wall Street Journal “prime rate” as of the date of each such advance, from the first proceeds of the Surviving Corporation’s next revolving line of credit facility.

1.4 Effective Time. At the Closing, Parent, Merger Sub and the Company shall cause the certificate of merger attached hereto as Exhibit A (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Texas and appropriate documentation with the Secretary of State of the State of Delaware, in accordance with the requirements of the applicable statutes of each such State. The Merger shall become effective when the Certificate of Merger and such other appropriate documentation has been thus filed in both States, or at such later time and date as may be agreed in writing by the Parties and specified in the Certificate of Merger (the “Effective Time”).

1.5 Effect of the Merger. At the Effective Time, the Surviving Corporation shall become a wholly-owned subsidiary of Parent and shall possess all rights, assets, powers, privileges and franchises and shall be subject to all obligations, liabilities, restrictions and disabilities of the Company and Merger Sub.

1.6 Certificate of Incorporation and Bylaws. As set forth in the Certificate of Merger, at the Effective Time the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by applicable Law. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law.

1.7 Officers and Directors of the Surviving Corporation. The officers and the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers and directors, respectively, of the Surviving Corporation, until their successors shall have been elected or appointed or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the Kovar Employment Agreement (defined below).

ARTICLE 2
CONVERSION OF SECURITIES

2.1 Conversion of Stock. The manner of converting or canceling shares of capital stock of the Company and Merger Sub in the Merger shall be as set forth in this Section 2.1. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder:

(a) Company Warrants. Before the Effective Time, the Company shall issue all such shares of its common stock as to which valid exercise of the Warrants may have been made by the holders thereof, to the extent any such shares may not have been issued earlier. In addition, the Company will advise the holders of any Warrants as to which no valid exercise shall have been made of their continuing right to exercise the same after the Effective Time with respect to the kind and amount of property they would have been entitled to receive had they exercised their rights immediately prior to the Effective Time. The holders of the Warrants are identified on Schedule 2.1(a). All proceeds of such Warrant exercises prior to the Closing shall be retained by the Company and not distributed or paid out for any purpose without the prior written consent of Parent (not to be unreasonably withheld).

(b) Company Common Stock. Each share of Common Stock, $1.00 par value per share, of the Company (“Common” or “Common Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted into and become a right to receive the Per Share Closing Date Merger Consideration (upon surrender of the certificate representing such Shares in accordance with Section 2.3).

(c) Treasury Shares. Each share of Common held in the treasury of the Company immediately prior to the Effective Time (if any) shall be cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(d) Merger Sub Stock. Each share of common stock, $.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation, with the rights, powers and privileges set forth in the certificate of incorporation of the Surviving Corporation.

(e) Effect on Certificates. At the Effective Time, all Common Shares shall no longer be outstanding and shall be cancelled and retired and cease to exist, and each certificate (a “Certificate”) formerly representing any of such Common Shares shall thereafter represent only the right to receive the Per Share Merger Consideration.

2.2 Calculation of Merger Consideration The “Per Share Merger Consideration” means an amount equal to the Closing Date Enterprise Value (as hereinafter defined) divided by the number of Outstanding Shares (as hereinafter defined).

(a) Determination of the Per Share Closing Date Merger Consideration. As used herein, the following terms have the meanings set forth below:

“Closing Date Enterprise Value” means Eleven Million Dollars ($11,000,000), subject to adjustment as provided in Section 2.2(b).

“Closing Date Equity Payout” means an amount equal to the Closing Date Enterprise Value, minus the Revolving Commitment Fund, the Special Indemnity Fund, the Financing Costs Reimbursement Fund and the Reserve.

“Closing Date Cash Equity Payout” means an amount equal to $6,000,000.

“Closing Date Note Equity Payout” means an amount equal to $5,000,000 in Cash Flow Notes to be delivered as described in Section 1.3(e).

“Per Share Closing Date Merger Consideration” means an amount equal to the quotient obtained by dividing (i) the Closing Date Equity Payout by (ii) the Outstanding Shares, determined as described below in this Section 2.2.

“Per Share Cash Closing Date Merger Consideration” means an amount equal to the quotient obtained by dividing (i) the Closing Date Cash Equity Payout by (ii) the Outstanding Shares, as described below in this Section 2.2.

“Per Share Note Closing Date Merger Consideration” means an amount equal to the quotient obtained by dividing (i) the Closing Date Note Equity Payout by (ii) the Outstanding Shares, described below in this Section 2.2.

“Outstanding Shares” means the number of Common Shares determined immediately prior to the Effective Time, plus the number of Common Shares represented by any Warrants not exercised before the Effective Time.

(b) The Closing Date Enterprise Value shall be adjusted to reflect the difference, if any, between One Million Five Hundred Seventy-One Thousand Four Hundred Dollars ($1,571,400), the Company’s Net Working Capital as at the close of business on October 31, 2007 (the “Target Net Working Capital”) and the Closing Net Working Capital, as follows:

(i) As soon as practicable, but in any event within forty-five (45) days following the Closing Date, Parent shall deliver, or cause to be delivered, to the Stockholder Representative (A) an unaudited statement of the Company’s “Net Working Capital” (as defined in Article 11) as of the close of business on the Closing Date prepared in accordance with GAAP on a consistent basis with the Company’s audited financial statements at and for the year ended December 31, 2006 and past practice to the extent not inconsistent with GAAP (the “Closing Net Working Capital Statement”), together with worksheets and data that support such Closing Net Working Capital Statement, and (B) a certificate, signed by the chief financial officer of Parent, certifying on behalf of Parent that the Closing Net Working Capital Statement was prepared in good faith and in accordance with this Section 2.2(b). Each of Parent and the Surviving Corporation shall provide the Stockholder Representative and his accountants reasonable access to the personnel and books and records of Parent and the Surviving Corporation that are applicable to the business of the Company for the purpose of discussing the preparation of, and reviewing, such Closing Net Working Capital Statement.

(ii) If the Stockholder Representative does not dispute the Closing Net Working Capital Statement as submitted to it by Parent, it shall so advise Parent by written notice.

(A) If the Closing Net Working Capital as shown on such Statement exceeds the Target Net Working Capital (such excess, the “Closing Working Capital Excess”), then Parent shall pay to the Stockholder Representative an amount equal to the Closing Working Capital Excess within thirty (30) days from the date of such Statement.

(B) If the Target Net Working Capital as shown on such Statement exceeds the Closing Net Working Capital (such excess, the “Closing Working Capital Shortfall”), then Parent shall be entitled to receive an amount equal to the Closing Working Capital Shortfall, which entitlement Parent shall receive by way of deduction from the next payments due on the Cash Flow Notes, pro rata. Nevertheless, if a “Term-out Event” or an “Interest Accrual Event” (as defined in the Cash Flow Notes) occurs, then (1) an amount equal to the amount of the Closing Working Capital Shortfall plus the amount of any prepayments on the Cash Flow Notes as of the date of such Term-out Event or Interest Accrual Event, as applicable, shall automatically be allocated to, and reduce proportionately, all of the Deposited Notes, (2) the Stockholder Representative shall promptly return all of the Deposited Notes to the Surviving Corporation in exchange for proportionately reduced Cash Flow Notes (“Replacement Notes”), and (3) thereupon, all references in this Agreement to Cash Flow Notes, Deposited Notes, Deposited Stock Notes and Deposited Warrant Notes shall mean such Replacement Notes, as applicable.

(C) The amount of any such Closing Working Capital Excess shall be treated as an upward adjustment, and the amount of any such Closing Working Capital Shortfall shall be treated as a downward adjustment, to the Per Share Merger Consideration for tax purposes.

(iii) If the Stockholder Representative shall dispute any of the items or conclusions shown in the Closing Net Working Capital Statement, it shall, within thirty (30) days following its receipt of such Statement, deliver to Parent a written statement describing the Stockholder Representative's objections to such Statement and all grounds therefor, and if the parties are unable to resolve such objections within ten (10) days thereafter, any remaining disputes shall be resolved by the Arbitrating Accounting Firm as provided in (iv) immediately below.

(iv) The Arbitrating Accounting Firm shall be instructed to resolve any disputes referred to it pursuant to (iii) immediately above within ten (10) Business Days after such referral. Such resolution shall be in favor of that party whose position the Arbitrating Accounting Firm concludes is supported by the “more substantial authority” with respect to each item in question. The resolution of disputes by the Arbitrating Accounting Firm shall be set forth in writing, shall state that there is “more substantial authority” for the position taken by the prevailing party, shall describe its comparison of substantial authority between the parties, and shall be conclusive and binding upon all parties. The fees and expenses of the Arbitrating Accounting Firm shall be apportioned by the Arbitrating Accounting Firm based on the degree to which each party's claims were unsuccessful and shall be paid by the parties in accordance with such determination. For example, if the Stockholder Representative submitted an objection affecting the Net Working Capital in the amount of $10,000 and prevailed as to $4,500 of that amount, then Parent would bear 45% of the fees and expenses of the Arbitrating Accounting Firm and the Stockholders/Warrant Holders would bear 55% of the fees and expenses of the Arbitrating Accounting Firm. The amount of the Closing Working Capital Excess or Shortfall determined by the Arbitrating Accounting Firm shall be treated as provided in (A) or (B) of Section 2.2(b)(ii), whichever applies.

2.3 Payment for Shares.

(a) Upon surrender or delivery to the Merger Escrow Agent by any holder of Shares of the Certificates representing the Shares held by such holder or by any holder of previously unexercised Warrants of the original warrant certificate, a duly executed notice of exercise and cash payment of the exercise price, and in either event, together with a Shareholder Certification and Transmittal Letter substantially in the form attached hereto as Exhibit B, duly executed and completed without any modification of the terms thereof and in accordance with the instructions therein, on the Closing Date (with respect to all holders of Shares and exercising Warrant holders who so deliver such Certificates/certificates and other materials (and payments as to Warrants) not later than two (2) Business Days prior to the Closing Date), or as soon as practicable after the Closing Date (with respect to all other holders of Shares, including those becoming holders of Shares by reason of their due exercise of Warrants), the holder of the Shares represented by such Certificates shall receive from the Merger Escrow Agent, at the option of the Merger Escrow Agent, by good check paid to the name of such holder or by wire transfer in immediately available funds to an account designated by such holder, an amount equal to the Per Share Cash Closing Date Merger Consideration, net of such holder’s pro-rata share of the Reserve paid to and held by the Stockholder Representative, and the Per Share Note Closing Date Merger Consideration attributable to the applicable number of Shares held by such holder (or represented by such Warrants as he or she shall have effected valid exercise) and properly presented to the Merger Escrow Agent together with a Shareholder Transmittal Letter in accordance with this Section 2.3.

(b) No interest shall be paid or accrued in respect of payments of the Per Share Cash Closing Date Merger Consideration. If payment is to be made to a Person other than the Person in whose name the Shares are registered, it shall be a condition of payment that the Certificates delivered to the Merger Escrow Agent as provided in Section 2.3(a) shall be properly executed and otherwise in proper form and that the Person requesting such payment shall pay any Taxes (including, without limitation, any transfer or stamp Taxes) required by reason of the payment to a Person other than the registered holder of the surrendered Certificates or establish to the satisfaction of the Merger Escrow Agent that such Taxes have been paid or are not applicable. Until the Merger Escrow Agent receives the relevant Certificates and a Shareholder Transmittal Letter in accordance with the provisions of this Section 2.3, each holder of any Shares shall own only the right to receive as a general creditor of the Merger Escrow Agent (solely in its capacity as escrow agent), the Per Share Closing Date Merger Consideration for Shares represented by such Certificate.

(c) After the Effective Time, there shall be no transfers or issuance of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, a request for the transfer or issuance of Shares is presented to the Merger Escrow Agent or the Surviving Corporation, the relevant Shares (or warrant certificates) shall be cancelled for the consideration as provided in Sections 2.1 and 2.3.

(d) If any Certificates have not been surrendered to the Merger Escrow Agent in accordance with this Section 2.3 prior to one year after the Effective Time (or immediately prior to such earlier date on which any Per Share Merger Consideration in respect of the relevant Shares would otherwise escheat to or become the property of any Governmental Authority), any Per Share Merger Consideration for the Shares represented by such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, subject to such claims or interests of any Person previously entitled thereto as may be provided by applicable Law.

(e) The Per Share Merger Consideration (together with any applicable Share Withholding Tax) payable in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and all rights pertaining to the Warrants, other than the continuing right to exercise the Warrants for a pro-rata share of the Per Share Merger Consideration in accordance with the provisions of this Agreement and the certificates evidencing the Warrants.

(f) Any portion of the Closing Date Equity Payout that remains undistributed to the holders of Shares one year after the Effective Time will be promptly delivered to the Surviving Corporation by the Merger Escrow Agent, and any holder of Shares shall look only to Parent or the Surviving Corporation for satisfaction of any claims related to the Closing Date Equity Payout. Notwithstanding the foregoing, neither Parent or the Surviving Corporation shall be liable to any holder of Shares for any Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Closing Date Equity Payout that remains undistributed to holders of Warrants that have expired without being exercised shall, in the discretion of the Stockholder Representative, be held as part of the Reserve or distributed to the Stockholders and other Persons who exercised Warrants as to Per Share Merger Consideration after the Effective Time, but prior to the expiration of such Warrants.

2.4 Lost Certificates. If any Certificate shall have been mutilated, lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be mutilated, lost, stolen or destroyed, which shall include an indemnity obligation of such Person with respect to any claim that may be made with respect to such Certificate, in such form as may be required by the Company and reasonably satisfactory to Parent, the Merger Escrow Agent shall pay all amounts in respect of such mutilated, lost, stolen or destroyed Certificate, in accordance with this Agreement. For purposes of this Section 2.4, “Certificate” shall mean and include certificates representing Warrants remaining unexercised as of the Effective Time.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Schedule 3.1 identifies each Subsidiary of the Company and its jurisdiction of incorporation or formation. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The Company and each of its Subsidiaries is duly qualified or licensed, and is duly authorized to do business, in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. The Company has made available to Parent true, complete and accurate copies of the Organizational Documents of the Company and each of its Subsidiaries in effect as of the date hereof. The minute books, stock certificate books and stock transfer ledgers of the Company and each of its Subsidiaries previously made available to the Parent accurately reflect in all material respects the corporate actions referenced therein taken by the stockholders and board of directors of the Company and its Subsidiaries.

(b) Except as set forth on Schedule 3.1(b), (i) the Company owns, directly or indirectly, all of the capital stock or equity interests of its Subsidiaries free and clear of any Encumbrance and (ii) the Company owns no capital stock or other equity interest in any other entity.

3.2 Authority. The Company and each of its Subsidiaries has all requisite corporate power and authority and all material Governmental licenses, permits and authorizations necessary to own and operate its properties and assets and to carry on its business as currently conducted. The Company has all requisite corporate power and authority to (a) execute and deliver this Agreement and to perform its obligations hereunder and (b) execute, deliver and perform its obligations under the Merger Escrow Agreement and other documents, agreements and instruments to be executed and delivered pursuant to this Agreement or the Merger Escrow Agreement.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists solely of one million shares of voting common stock, $1.00 par value per share (“Common”). There are outstanding 120,878 shares of Common. Schedule 3.3(a) contains a list of each of the record holders of Common as of the date hereof, and the number of shares held by each such holder. The outstanding Warrants are for the issuance of an additional 10,166 2/3 shares of Common, exercisable by the holders thereof upon the payment of $60.00 per share. Schedule 3.3(a-1) is the form of the certificate evidencing the Warrants. All outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights or rights of first refusal. Except as set forth on Schedule 3.3(a), neither the Company nor any of its Subsidiaries is a party to any agreement that restricts or otherwise affects the voting or transfer of its capital stock and no stockholder of the Company is party to or bound by any such agreement.

(b) Other than the Warrants, there are no Options outstanding as of the date of this Agreement. As used herein, “Options” means any and all options, warrants or other rights of any kind to acquire, or outstanding securities convertible into or exercisable or exchangeable for, shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments or agreements to which the Company or any of its Subsidiaries is a party obligating the Company or any such Subsidiary to issue, sell or otherwise transfer or repurchase, redeem or otherwise acquire, any of its securities.

(c) Schedule 3.3(c) sets forth the authorized and outstanding equity securities of each Subsidiary of the Company and the holder thereof (if any).

3.4 Enforceability. This Agreement has been executed by a duly authorized officer of the Company and, subject to approval by a 2/3 majority of the Stockholders of the Company at a duly called and convened meeting, will and shall constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, and the Merger Escrow Agreement and all documents, agreements and instruments to be executed and delivered by the Company pursuant to this Agreement or the Merger Escrow Agreement will at Closing be executed by a duly authorized officer of the Company, and the Merger Escrow Agreement and such other agreements will at Closing constitute valid and binding obligations of the Company, enforceable against it in accordance with their terms, in each case except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and by general principles of equity. The board of directors of the Company has approved the execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which the Company is a party and the consummation of the Merger, in each case in accordance with applicable Law, and - concurrently with its execution and delivery hereof - has given notice of a special meeting of the Stockholders of the Company to be held on a date not less than twenty (20) days from the date hereof, accompanied by a copy of this Agreement and the recommendation of the Company’s board of directors that the Stockholders approve this Agreement. The Company shall use reasonable efforts to secure, as soon after the execution of this Agreement as may be practicable, the unanimous written consent of its Stockholders to the adoption of this Agreement in accordance with applicable Law, in which case, no other vote or consent of the Stockholders of the Company will be required for the approval of the Merger or this Agreement.

3.5 No Breach or Conflict. Except for the rights of properly dissenting stockholders as provided by applicable law and except as set forth on Schedule 3.5, the execution and delivery by the Company of this Agreement and the Merger Escrow Agreement and all documents, agreements and instruments to be executed and delivered by the Company pursuant hereto or thereto, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any Law, (b) conflict with or result in a violation of the Organizational Documents of the Company or any of its Subsidiaries, (c) violate, require the consent of any Person under, accelerate the time of payment or performance by the Company or any of its Subsidiaries pursuant to, result in a breach of, constitute a default under, or give rise to any right of termination or modification under, any Material Contract or Material Lease or (d) result in or require the creation of any Encumbrance upon any of the properties now owned by the Company or any of its Subsidiaries.

3.6 Litigation; Claims.

(a) Except as set forth on Schedule 3.6(a), there is no lawsuit, action, complaint, investigation or other proceeding before any Governmental Authority, mediator or arbitrator (each an “Action”) pending, and no Action has been threatened, in each case by or against the Company or any of its Subsidiaries. No Action is pending or threatened against any officer or director of the Company or any of its Subsidiaries, in their capacities as such. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any Governmental Authority resulting from any Action initiated against the Company or any of its Subsidiaries.

(b) Schedule 3.6(b) lists each Action filed or pending and each judgment, order or decree issued, in each case within three (3) years prior to the date hereof that, individually or together with any Actions, judgments, orders or decrees arising out of the same or substantially similar facts and circumstances, resulted in payments in excess of $10,000 by or on behalf of the Company, any of its Subsidiaries, or any of their respective officers or directors in their capacities as such (whether as a result of a judgment, civil fine, settlement or otherwise).

3.7 Compliance with Laws. Except as set forth on Schedule 3.7, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has made any bribes, kickback payments, or other illegal payments of cash or other consideration, including illegal payments to customers or clients or employees of customers or clients. Except as set forth on Schedule 3.7, neither the Company nor any of its Subsidiaries has received any notice from or been charged by any Governmental Entity with any material violation of Laws.

3.8 Material Contracts.

(a) Set forth on Schedule 3.8 is a list, as of the date hereof, of each of the following agreements or instruments (whether written or oral) to which the Company or any of its Subsidiaries is a party or by which it or its respective properties are bound (collectively, the “Material Contracts”):

(i) mortgages, deeds of trust, indentures, loan or loan agreements, letters of credit, security agreements, notes or other instruments relating to the borrowing of money by or extension of credit (other than trade accounts payable incurred in the ordinary course of business) to the Company or any of its Subsidiaries;

(ii) contracts or commitments on the part of the Company or any of its Subsidiaries to lend money or extend credit (other than trade credit in the ordinary course of business) to or guarantee the obligations of any other Person;

(iii) any consulting agreement pursuant to which the Company and its Subsidiaries are obligated for amounts payable in excess of $10,000 and which cannot be terminated by the Company or one of its Subsidiaries upon 60 or fewer days notice and without any liability, penalty or premium, other than any liability relating to services rendered prior to the date of termination (which liability has been paid or adequately reserved for in accordance with GAAP applied on a basis consistent with past practice);

(iv) collective bargaining agreements;

(v) partnership, joint venture or joint development agreements;

(vi) any agreement for the license, transfer or sale of technology to or from the Company or any of its Subsidiaries (other than licenses to the Company or any of its Subsidiaries of non-customized, commercially-available software), where remaining payments to or by the Company and its Subsidiaries exceed $10,000;

(vii) any agreement with any customer of the Company or any of its Subsidiaries which customer accounted for revenues to the Company and its Subsidiaries of more than $100,000.00 for the year ended December 31, 2007;

(viii) employment agreements with any officer or other Person named as a “key employee” on Schedule 3.8(a)(viii); and

(ix) agreements not otherwise required to be listed on Schedule 3.8 which contain covenants of the Company or any of its Subsidiaries not to compete in any line of business or in any geographical area or prohibiting the Company or any of its Subsidiaries from providing goods or services to any Person or category of Persons.

(b) Each Material Contract is in full force and effect and is valid, binding and enforceable against the Company or one or more of its Subsidiaries and the other parties thereto, in each case in accordance with its terms. Except as set forth on Schedule 3.8(b), neither the Company nor any Subsidiary is in breach of or default under any Material Contract and there exists no event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) that, with notice or lapse of time or both, would constitute such a breach or default. No other party to any Material Contract is in default thereunder. The Company has made available to Parent true, complete and accurate copies of each written Material Contract and a summary of each oral Material Contract, together with all amendments and written waivers relating thereto.

3.9 Labor Matters. The Company has made available to Parent a complete list of the name and salary of each of the officers, directors and full-time salaried employees of the Company and its Subsidiaries as of October 31, 2007. Except as set forth on Schedule 3.9, (i) all persons employed by the Company and its Subsidiaries are employees at will, (ii) no executive or key employee of the Company or its Subsidiaries or any group of employees of the Company or its Subsidiaries have communicated to the Company any plans to terminate employment with the Company or its Subsidiaries (whether on account of the Merger or otherwise), (iii) the Company and its Subsidiaries have complied in all material respects with all laws relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and payment of social security and other Taxes), (iv) there are no strikes, lockouts, work stoppages, slowdowns, material arbitrations or grievances or other labor disputes pending or threatened against or involving the Company or any of its Subsidiaries, (v) none of the employees of the Company or any Subsidiary are members of any labor union, and neither the Company nor any Subsidiary is party to, otherwise bound by or threatened with, any labor or collective bargaining agreement, (vi) none of the employees of the Company are, to the knowledge of the Company, engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit, and (vii) neither the Company nor any Subsidiary has incurred any liability under the WARN Act. Except as set forth on Schedule 3.9, the Company and its Subsidiaries have complied in all material respects with all federal, state and local statutes (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA, Section 4980B of the Code and all other statutes regulating the terms and conditions of employment), and all employee benefit plans between the Company and any employee.

3.10 Financial Statements. The Company has made available to Parent the following financial statements (collectively, the “Financial Statements”):

(a) the audited consolidated balance sheets, consolidated statements of income, consolidated statements of stockholders' equity and comprehensive income and statements of cash flows of the Company as of and for each of the fiscal years ended December 31, 2004, 2005 and 2006, which, except as disclosed therein or as set forth on Schedule 3.10, are true, complete and accurate in all material respects, have been prepared in accordance with GAAP applied on a consistent basis, without material modification of the accounting principles used in the preparation thereof, throughout the periods involved and consistent with prior periods and fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates and for the years ended on such dates; and

(b) the unaudited Maverick Engineering, Inc. balance sheet, statement of income/statement of cash flows and related financial tables, as of and for the ten-month period ended October 31, 2007 (the “Balance Sheet Date”), shown on Schedule 3.10 are true, complete and accurate in all material respects, have been prepared in accordance with GAAP applied on a basis consistent with the financial statements described in Section 3.10(a), without material modification of the accounting principles used in the preparation thereof, and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of and for the ten-month period ended on the Balance Sheet Date, except for the absence of normal year-end adjustments (which amounts shall not, in the aggregate, be materially different than the amounts therefor in prior fiscal years except as and to the extent set forth on Schedule 3.10) and footnote disclosure.

3.11 No Undisclosed Liabilities. The Company and its Subsidiaries have no indebtedness, obligation or liability of any kind whatsoever other than those (i) reflected on or disclosed in the Financial Statements or the notes thereto, (ii) incurred in the ordinary course of business either prior to or since the Balance Sheet Date (none of which relate to a tort, infringement or violation of applicable Law or which arose from any Action or in violation of this Agreement or in breach of any representation/warranty under this Article 3), (iii) disclosed on Schedule 3.11, (iv) disclosed in this Agreement or any of the Schedules hereto or (v) incurred after the date of this Agreement and not prohibited by the terms of Section 5.1(b). Neither the Company nor any of its Subsidiaries is a party to any synthetic lease or similar arrangement or any off-balance sheet financing arrangement.

3.12 Capital Commitments. Schedule 3.12 sets forth a true, complete and accurate list of (a) all capital commitments and proposed capital expenditures included in the budget of the Company and its Subsidiaries for fiscal 2007 dated as of October 31, 2007 (which budget remains unchanged), in each case, together with the amount budgeted therefor (whether during fiscal 2007 or thereafter) and the corresponding year-to-date expenditure thereon, (b) any capital expenditures or capital commitments which were made by the Company since January 1, 2007 that are not included in the budget of the Company and its Subsidiaries for fiscal 2006, and (c) any capital commitments and capital expenditures of the Company and of its Subsidiaries for which the Company or any of its Subsidiaries is obligated that is not included in the disclosure set forth on Schedule 3.12 pursuant to clauses (a) and (b) of this sentence, in each case together with the amount budgeted therefor and the amount expended thereon as of the date hereof.

3.13 Absence of Changes, Since December 31, 2006, the Company and its Subsidiaries have not suffered any Material Adverse Effect. Since the Balance Sheet Date, except as set forth on Schedule 3.13, the Company and its Subsidiaries have operated their businesses only in the ordinary course and there has not been:

(a) any declaration, setting aside or payment of any dividend or distribution (cash or otherwise) in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any capital stock or any securities convertible into or exchangeable or exercisable for shares of capital stock of the Company;

(b) any sale of the tangible assets by the Company or its Subsidiaries in excess of $10,000 except in the ordinary course of business;

(c) any licensing of any of the Company’s or its Subsidiaries’ Intellectual Property, except in the ordinary course of business;

(d) any loss or abandonment of any material Intellectual Property;

(e) any material damage, destruction or casualty loss to the Company’s or its Subsidiaries’ tangible assets;

(f) any increase in, or establishment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase right or other employee benefit plan, or any other increase in the compensation payable to or to become payable to any officer, or key employee or consultant of the Company or its Subsidiaries, except in the ordinary course of business;

(g) any material change by the Company or its Subsidiaries in their accounting or Tax reporting principles, methods or policies;

(h) any settlement or compromise of an Action with respect to Taxes or surrender of a right to claim a refund of Taxes;

(i) any Action instituted by or against the Company or any of its Subsidiaries; or

(j) any action taken which, if taken after the date of this Agreement, would constitute a breach of Section 5.1(b) of this Agreement.

3.14 Governmental Consents. Except as set forth on Schedule 3.14, no order of or filing with, or notification to or consent, approval, authorization or permit from any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except those that the failure to make or obtain would not prevent the Company from performing its obligations under this Agreement in any material respect and would not, individually or in the aggregate, have a Material Adverse Effect.

3.15 Employee Benefit Matters.

(a) Schedule 3.15(a) contains a true, complete and accurate list of all deferred compensation, incentive compensation, pension, stock option, stock purchase, phantom stock, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, disability, death benefit, hospitalization, insurance, incentive and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, which (i) covers, is maintained for the benefit of, or relates to any or all current or former employees of the Company and any ERISA Affiliate and (ii) is not a Multi-Employer Plan (the “Employee Benefit Plans”).  No such Employee Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate of the Company has any commitment to create any additional employee benefit plan or modify or change any existing Employee Benefit Plan other than as may be required by the express terms of this Agreement, such Employee Benefit Plan or applicable Law.

(b) Except as set forth in Schedule 3.15(b), with respect to each Employee Benefit Plan that has been qualified or is intended to be qualified under the Code or that is an “Employee Benefit Plan” within the meaning of Section 3(3) of ERISA, such Employee Benefit Plan has been duly approved and adopted by all necessary and appropriate action of the Company, and, with respect to each Employee Benefit Plan, the Company heretofore has made available to Parent, for the last three years for which such documents were prepared and/or filed, as appropriate and to the extent applicable, true, complete and accurate copies of each of the following documents:

(i) the Employee Benefit Plan and any amendments thereto;

(ii) the most recent annual report (including all Schedules attached thereto), independent accountant’s report, actuarial report, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

(iii) the Summary Plan Description and summaries of material modifications and all modifications thereto communicated to employees with respect thereto;

(iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement and the financial statements thereof;

(v) the most recent determination letter, or “prototype plan” sponsor opinion letter if applicable, received from the Internal Revenue Service with respect to each Employee Benefit Plan intended to qualify under Sections 401 and/or 501(c)(9) of the Code; and

(vi) if pending, favorable determination letter applications filed with the Internal Revenue Service, together with all attachments thereto and all subsequent correspondence and communications with regard to such application.

(c) Except as set forth in Schedule 3.15(c), with respect to the Employee Benefit Plans, all required contributions for all periods ending before the Closing have been or will be paid in full by the Closing. As of the date hereof, none of the Employee Benefit Plans which are subject to Title IV of ERISA has unfunded benefit liabilities, as defined in Section 4001(a)(16) of ERISA.

(d) Except as set forth in Schedule 3.15(d), with respect to each Employee Benefit Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the Merger or the transactions contemplated by this Agreement, (ii) no action, suit, grievance, arbitration or other type of litigation, or claim with respect to the assets of any Employee Benefit Plan (other than routine claims for benefits made in the ordinary course of plan administration consistent with past practice for which plan administrative review procedures have not been exhausted) is pending or threatened or imminent against the Company, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA (“Fiduciary”). To the knowledge of the Company, neither the Company, nor its directors, officers, employees or any Fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any such Plan.

(e) Except as set forth in Schedule 3.15(e), each of the Employee Benefit Plans is, and has been, operated in accordance with its terms and each of the Employee Benefit Plans, and the administration thereof is, and has been, in all material respects in compliance with the requirements of any and all applicable statutes, orders or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code.

(f) The IRS has issued a favorable determination letter with respect to each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code or, in the case of a "prototype plan," the Company relies on a favorable opinion letter issued by the IRS, in each case which letter has not been revoked or modified, and no circumstances exist that could adversely affect the qualified status of any such plan and the exemption under Section 501(a) of the Code of the trust maintained thereunder.

(g) Except as set forth in Schedule 3.15(g), no Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code, Section 601 of ERISA or other applicable law, (ii) death benefits under any “pension plan,” (iii) benefits the full cost of which is borne by the employee (or his/her beneficiary) or (iv) Employee Benefit Plans that can be amended or terminated by the Company without consent. Except as set forth in Schedule 3.15(g), the Company does not have any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former, or current employees of the Company.

(h) No person will be entitled to a “gross up” or other similar payment in respect of excise taxes under Section 4999 of the Code with respect to the transactions contemplated by this Agreement.

(i) Schedule 3.15(i) sets forth all contracts, agreements, plans or arrangements covering any employee of the Company or its Subsidiaries containing “change of control,” “stay-put,” transition, retention, severance or similar provisions, all of which are in writing, have heretofore been duly approved by the Company, and true, complete and accurate copies of all of which are attached to such Schedule 3.15(i). Except as set forth in Schedule 3.15(i), there is no contract, agreement, plan or arrangement (oral or written) covering any employee of the Company that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

3.16 Environmental Matters. The operations of the Company and its Subsidiaries have been and are in full compliance with all Environmental Laws.

3.17 Taxes. Except as set forth in Schedule 3.17:

(a) The Company and each of its Subsidiaries is duly qualified as an “S” corporation for both federal and state income tax purposes. The Company and each of its Subsidiaries has duly filed all material Tax Returns (as defined below) relating to its activities required or due to be filed (with regard to applicable extensions) on or prior to the date hereof. All such Tax Returns are true, complete and accurate in all material respects and the Company has delivered to Parent true, complete and accurate copies of all such Tax Returns filed for it and its Subsidiaries within the three-year period prior to the date of this Agreement.

(b) Schedule 3.17 lists (i) all U.S. federal, state, local, and foreign income Tax Returns filed with respect to the Company and each Subsidiary for taxable periods ended on or after January 1, 2004, (ii) those Tax Returns that have been audited by any Governmental Authority, and (iii) those Tax Returns that currently are the subject of audit or in respect of which any notice of any audit, examination or proposed reassessment has been received by the Company or any Subsidiary.

(c) The Company and each Subsidiary has paid or made provision for the payment of all Taxes (as defined below) (whether or not shown on any Tax Return and whether or not any Tax Return was required) that are due for all periods ending on or before the date hereof, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and for which adequate reserves are reflected on the Financial Statements and which have been disclosed in writing to Parent. Without limiting the foregoing, the Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due. No claims for Taxes or assessments are being asserted or threatened against the Company or any of its Subsidiaries.

(d) There is no dispute or claim concerning any Tax liability of the Company or any Subsidiary either claimed or raised by any taxing authority in writing.

(e) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time within which to file a Tax Return which has not yet been filed by the Company or any Subsidiary or with respect to a Tax assessment, reassessment or deficiency.

(f) Except as set forth on Schedule 3.17(f), neither the Company nor any Subsidiary is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.

(g) All material elections with respect to Taxes affecting the Company or any Subsidiary are disclosed or attached to a Tax Return of the Company or such Subsidiary.

3.18 Insurance Policies. Schedule 3.18 sets forth a true and complete list of all insurance policies and binders (including coverage amounts, current annual premiums, type, carrier and term) maintained as of the date of this Agreement by or on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any obligation under any insurance policy maintained by them, and no insurance carrier has notified the Company or any Subsidiary that such carrier intends to cancel any such policy, reduce the coverage provided under such policy or to materially increase any insurance premiums, or that any such insurance policy will not be available in the future on substantially the same terms as currently in effect. Each such insurance policy is in full force and effect as of the date of this Agreement and, except as noted on Schedule 3.18, will remain in full force and effect immediately following the Closing. All premiums with respect to such policies have been paid when due. Any audit(s) by workers’ compensation policy insurer(s) or any Governmental Authority will not result in any liability for premium increases or changes for the current or any prior policy year(s).

3.19 Title to Real Property. The Company does not own any real property.

3.20 Leased Property. Schedule 3.20 sets forth a true, complete and accurate list, as of the date hereof, of each lease under which the Company or a Subsidiary of the Company is a lessee or lessor of (i) personal property which lease provides for aggregate future payments of more than $10,000 and may not be canceled upon 60 or fewer days notice and without liability, penalty or premium, and (ii) real property (irrespective of the amount of the rental) (the “Material Leases”). Each of the Material Leases is valid, binding and enforceable and in full force and effect. The Company has made available to Parent true, complete and accurate copies of all Material Leases and amendments thereto, if applicable, and such Material Leases have not been further amended or modified. Neither the Company nor any of its Subsidiaries, nor any other party to a Material Lease, is in default under any Material Lease, and there has not occurred any event which with notice or lapse of time or both would constitute a default under any Material Lease. Except as set forth on Schedule 3.20, the Merger will not (i) require the consent or waiver of any other party to a Material Lease, (ii) result in a default or breach under a Material Lease or (iii) otherwise cause a Material Lease to cease to be valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing.

3.21 Permits. The Company or one of its Subsidiaries holds all licenses, franchises, permits, consents, registrations, certificates and other approvals issued by any Governmental Authority (individually, a “Permit” and, collectively, “Permits”) required for the conduct of the business of the Company and its Subsidiaries as now being conducted, except where the absence of such Permits would not have a Material Adverse Effect. Schedule 3.21 sets forth a list of all such Permits. All such Permits are in full force and effect and no Action is pending or threatened to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permits. The Company and each of its Subsidiaries has complied and is in compliance with the terms and conditions of each of its respective Permits.

3.22 Intellectual Property.

(a) Schedule 3.22 sets forth a true, complete and accurate list of all of the following that are owned by the Company or any of its Subsidiaries: (i) patented or registered Intellectual Property and pending patent applications and other applications for registration of Intellectual Property, (ii) all material unregistered trademarks, service marks and Internet domain names, (iii) all material computer software (other than commercially-available, off-the-shelf software purchased or licensed for a total cost of less than $10,000 per application) and (iv) except as set forth in Schedule 3.22(a)(iv), all licenses or similar agreements or arrangements to which the Company or any of its Subsidiaries is a party, either as licensee or licensor, for the Intellectual Property (excluding licenses for unmodified, commercially-available, off-the-shelf software purchased or licensed for a total cost of less than $10,000 per application).

(b) The Company and/or its Subsidiaries own and possess or have the right to use all Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted.

(c)  Except as set forth on the attached Schedules 3.6, 3.8(a)(v) and (vi), or 3.22:

(i) the Company and its Subsidiaries have not received any claims asserting the invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by the Company or any of its Subsidiaries,

(ii) the conduct of the Company’s businesses (including that of its Subsidiaries) does not infringe or misappropriate any Intellectual Property of other Persons,

(iii) no royalties, honorariums or fees are payable by the Company or any of its Subsidiaries to any Person by reason of the ownership or use of any Intellectual Property (other than commercially-available, off-the-shelf software purchased or licensed for a base cost of less than $10,000 and costs of less than $5,000 per additional application), and

(d) the transactions contemplated by this Agreement will not have a Material Adverse Effect on the Company’s or any of its Subsidiaries’ right, title or interest in and to the Intellectual Property listed on Schedule 3.22, and all of such Intellectual Property shall be owned or available for use by the Company on identical terms and conditions immediately after the Closing.

3.23 Use of Assets. The Company and its Subsidiaries own, have a valid leasehold interest in or have the valid and enforceable right to use, all assets, tangible or intangible, necessary for the conduct of their respective businesses as presently conducted.

3.24 Related Party Transactions. Except as set forth on Schedule 3.24, no officer, director, or Affiliate of the Company or any of its Subsidiaries, and no individual related by blood, marriage or adoption to any such individual, or any entity in which any such Person or individual owns a controlling beneficial interest (each such Person being referred to herein as a “Related Party”) (a) owns, directly or indirectly, any interest in (other than holdings that represent less than 5% of any class of securities of any publicly-traded company) or is an officer, director, employee, consultant of, lender to or borrower of or has the right to participate in profits of, any Person which is a competitor, lessor, lessee, customer or supplier of the Company; (b) owns, directly or indirectly, any tangible or intangible property used by the Company or any of its Subsidiaries in its business, or (c) is a party to any contract or agreement with the Company or its Subsidiaries.

3.25 Bank Accounts. Schedule 3.25 contains a true, complete and accurate list of the names and locations of all banks and other financial institutions and depositories at which the Company or any Subsidiary maintains accounts of any type or safe deposit boxes, the name of the bank or other financial institution or depository, the account number of each such account, the number of each such safe deposit box and the current authorized signatory or signatories on each such account or safe deposit box.

3.26 Powers of Attorney. Except as set forth on Schedule 3.26, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

3.27 Names and Locations. Except as set forth on Schedule 3.27, during the five (5) year period prior to the execution and delivery of this Agreement, neither the Company nor any of its Subsidiaries has used any name or names under which it has maintained records concerning its assets or otherwise conducted business. Except for goods in transit, rolling stock, and items (not consisting of inventory) with an individual value of less than $1,000, all of the tangible assets and properties of the Company and its Subsidiaries are located at the locations set forth on the attached Schedule 3.27.

3.28 Customers. Schedule 3.28 sets forth a list of the fifteen (15) largest customers of the Company and its Subsidiaries, showing the approximate total sales by the Company and its Subsidiaries to each such customer during the fiscal year ended December 31, 2007. No customer set forth on Schedule 3.28 has given any indication that it will (i) reduce the level of business which it does with the Company or such Subsidiary or (ii) terminate any agreement it may have with the Company or a Subsidiary, in each case, whether in connection with the Merger or otherwise.

3.29 Warranties. Except as set forth on Schedule 3.29, all services rendered by the Company and its Subsidiaries have been in conformity in all material respects with all applicable contractual commitments and all express warranties.

3.30 Brokers; Financial Advisors. Except as set forth on Schedule 3.30, no fees, commissions or similar payments are or will be payable by the Company or any of its Subsidiaries to any broker, finder, investment banker, bank or any similar Person with respect to the consummation of the transactions contemplated by this Agreement.

3.31 Full Disclosure. This Agreement and the Exhibits and Schedules hereto do not contain any untrue statement of fact with respect to the Company or any of its Subsidiaries, the Stockholders or the Stockholder Representative, or omit to state any fact necessary to make any such statements not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation validly existing and in good standing under the laws of the State of Delaware.

4.2 Authority. Parent and Merger Sub each has all requisite power and authority to (a) execute, deliver and perform its obligations under this Agreement and (b) execute, deliver and perform its obligations under all other agreements and instruments to be executed and delivered by Parent or Merger Sub pursuant to or in connection with this Agreement.

4.3 Due Authorization, Enforceability, etc. This Agreement has been duly authorized by all requisite action, and constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, and the Merger Escrow Agreement and all documents, agreements and instruments to be executed and delivered by Parent pursuant to this Agreement or the Merger Escrow Agreement will at Closing be executed by a duly authorized officer of Parent, and the Merger Escrow Agreement and other agreements will at Closing constitute valid and binding obligations of Parent, enforceable against it in accordance with its terms, in each case except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and by general principles of equity. The board of directors of Merger Sub, and of Parent, the sole stockholder of Merger Sub, have approved the execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which Merger Sub or Parent is a party and the consummation of the Merger, in each case in accordance with applicable Law.

4.4 No Breach or Conflict. Except as set forth on Schedule 4.4, the execution and delivery by Parent and Merger Sub of this Agreement and the performance of their respective obligations under this Agreement, the Merger Escrow Agreement and all documents, agreements and instruments to be executed and delivered by Parent and Merger Sub pursuant hereto or thereto, the consummation of the transactions contemplated hereby and thereby, and compliance by Parent and Merger Sub with the terms and provisions hereof and thereof, do not and will not (a) violate any Law, (b) conflict with or result in any violation of the Organizational Documents of Parent or Merger Sub, or (c) violate or require the consent or waiver of any Person under any contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of them is bound

4.5 Governmental Consents. Except as set forth on Schedule 4.5, no order of or filing with, or notification to or consent, approval, authorization, or permit from any Governmental Authority is required on the part of Parent or Merger Sub in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby.

4.6 Activities of Merger Sub. Merger Sub was formed solely for the purpose of entering into this Agreement and consummating the Merger and the other transactions contemplated hereby and has not engaged, and will not have engaged, prior to the Effective Time, in any business or operations or otherwise incurred any liability other than as contemplated by this Agreement.

4.7 Certain Fees. No fees or commissions are or will be payable by Parent or Merger Sub to any broker, finder, investment banker, bank or any similar Person with respect to the transactions contemplated by this Agreement.

4.8 Full Disclosure. This Agreement and the Exhibits and Schedules hereto do not contain any untrue statement of fact with respect to Parent or Merger Sub, or omit to state any fact necessary to make any such statements not misleading.

ARTICLE 5
ADDITIONAL COVENANTS

5.1 Conduct of Business Pending the Closing.

(a) Except as otherwise contemplated by this Agreement or with the prior consent of Parent (which consent will not be unreasonably withheld or delayed), during the period from the date hereof to and through the Closing Date, the Company shall and shall cause its Subsidiaries to conduct their respective businesses in the ordinary course of business, and to preserve the present business operations, organization and goodwill of the Company and its Subsidiaries.
(b) Except as otherwise contemplated or permitted by this Agreement or as set forth on Schedule 5.1(b), since October 31, 2007 the Company has not, and without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), prior to the Closing Date the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside, make or pay any dividend or other distribution (cash or otherwise) in respect of capital stock of the Company or repurchase, redeem or otherwise acquire any of its outstanding shares of the capital stock or any securities convertible into or exchangeable or exercisable for shares of capital stock of the Company or any of its Subsidiaries;

(ii) except pursuant to the due exercise of any of the Warrants, issue, sell or dispose of any shares of capital stock or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of its Subsidiaries;
(iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of its Subsidiaries;

(iv) amend the Organizational Documents of the Company or any of its Subsidiaries;

(v) grant any increases in the compensation of any of its current or former directors, officers or employees; pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not required by any of the Company’s existing Employee Benefit Plans; enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer or employee; become obligated under any Employee Benefit Plan which was not in existence or approved by the Board of Directors of the Company prior to October 31, 2007; or amend any Employee Benefit Plan in existence on October 31, 2007 or increase the benefits thereunder except to the extent required by or necessary to comply with applicable Law;

(vi) except for the incurrence of trade accounts payable and accrued expenses in the ordinary course of business, borrow money or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability of any other Person;

(vii) loan or advance any funds to any Person;

(viii) subject any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries to any Encumbrance, except for Encumbrances arising in the ordinary course of business or by operation of Law;

(ix) sell, assign, transfer, convey, license, lease or otherwise dispose of any of the properties or assets (including, without limitation, the Intellectual Property) of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business;

(x) acquire any properties or assets, other than in the ordinary course of business (including the repair or replacement of assets), or make or enter into commitments for capital expenditures;

(xi) enter into or amend any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

(xii) change its fiscal year or methods of accounting, except as required by GAAP applied on a basis consistent with past practice;

(xiii) make or revoke any election concerning Taxes or Tax Returns or change its Tax reporting principles, methods or policies, unless required by law or by its auditors consistent with the past practice of the Company;

(xiv) enter into any transaction with any Related Party;

(xv) enter into any merger or consolidation with any Person;

(xvi) cease making accruals for taxes, obsolete inventory, vacation and other customary accruals of the Company and its Subsidiaries in the ordinary course of business;

(xvii) replace, amend or otherwise modify (other than any decrease in amount) any loans or letters of credit currently in place; or

(xviii) agree to do any of the foregoing.

(c) Since October 31, 2007 the Company has not, and the Company shall not, and shall cause its Subsidiaries not to, amend any Material Contract or any Material Lease in any material respect or enter into any Material Contract or any Material Lease other than in the ordinary course of business; provided that the Company shall simultaneously (or as promptly as reasonably practicable thereafter) provide written notice and a copy (in the case of an amendment, a copy as amended) of such Material Contract or Material Lease to Parent.

(d) Reference is made to that certain Shareholder Agreement respecting Maverick Engineering, Inc. dated as of December 1, 2002 among the Company and its shareholders (“Shareholder Agreement”). The Company and not fewer than two-thirds of its Stockholders shall cause such Shareholder Agreement to be terminated without liability or obligation on the part of the Company effective as of the Closing in accordance with the provisions of Section 12.3(a) thereof.

5.2 Inspection.

(a) Between the date of this Agreement and the Closing, the Company shall, and shall cause its Subsidiaries to, provide Parent, its counsel, accountants, and other representatives (collectively the “Representatives”), full access at all reasonable times to the premises, officers, personnel and advisors, and books and records (including, without limitation, financial records) of the Company and its Subsidiaries, allow such parties to make extracts and copies of such books and records (at Parent's sole expense) and provide Parent with such other information regarding the Company and its Subsidiaries as Parent shall reasonably request and which is reasonably available to the Company and its Subsidiaries; provided, however, that any such investigation shall be conducted (a) through a corporate officer designated by the Company and (b) in such a manner that does not unreasonably interfere with the operation of the business of the Company or its Subsidiaries. Neither Parent nor Merger Sub nor their respective Representatives shall contact any current or former employee, customer, contractor or supplier of the Company or any of its Subsidiaries in relation to the Merger without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed). Any information provided by or on behalf of the Company or its Subsidiaries or ascertained by Parent, Merger Sub or any of their Affiliates pursuant to this Section 5.2 shall be subject to the terms of the Confidentiality Agreement.

(b) After the Effective Time, Parent and the Surviving Corporation shall make available to the Stockholder Representative, its counsel, accountants and other Representatives, such personnel of the Surviving Corporation and such books and records of the Company and the Surviving Corporation related to the period through the Closing Date as the Stockholder Representative shall reasonably request in connection with resolving any appraisal rights or any audit or Action related to Taxes and the preparation, review and verification of the Closing Net Working Capital Statement; provided, however, that such access shall be during normal business hours and in such a manner that does not unreasonably interfere with the operation of the business of the Surviving Corporation and its Subsidiaries. The Stockholder Representative, its counsel, accountants and other Representatives, shall have the right to copy such books and records (at their sole cost and expense) during normal business hours and upon reasonable prior notice to the Parent and the Surviving Corporation. The availability for inspection of such books and records may be conditioned upon execution of a customary form of confidentiality agreement.

5.3 Appropriate Action; Filings.

(a) Through the Closing Date, the Company and Parent will each cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts (i) as promptly as practicable, to take or to cause to be taken, all actions, and to do or to cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement, applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including without limitation the satisfaction of all conditions to Closing set forth in Article 7, (ii) to obtain promptly from any Governmental Authority or any other Persons any orders, Permits or consents required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) to promptly make all other filings with Governmental Authorities, and thereafter make any other submissions to Governmental Authorities, in each case as may be required under applicable Law or reasonably necessary for the prompt consummation of the transactions contemplated hereby. Each Party will provide prompt notification to the other when any such action, order, Permit, consent, filing, application or notice is obtained, taken or made, as applicable.

5.4 Information Statement; Notice of Appraisal Rights; Certifications. Concurrently with and in addition to the notice to its Stockholders described in Section 3.4, the Company shall mail to each record holder of Shares and/or Warrants (a) a copy of this Agreement along with an information statement notifying each such holder that this Agreement has been adopted by the Company’s board of directors, (b) all information required by applicable law to provide notice of appraisal and of other legal rights to any Stockholder choosing to exercise its statutory right to dissent from the Merger, (c) a letter of transmittal for each Stockholder (the “Shareholder Certification and Transmittal Letter”) in the form attached hereto as Exhibit B, and (d) a letter of transmittal for each Warrant Holder (the “Warrant Holder Certification and Transmittal Letter”) in the form attached hereto as Exhibit C, in each case in full compliance with all applicable provisions of applicable Law.

5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Prior to the Closing Date, none of the Parties or any of their respective Affiliates shall issue any other press release or public statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties, unless such disclosure is required by this Agreement or applicable Law; provided, however, that the Party intending to make any such required release shall give the other Parties prior written notice and shall use its reasonable efforts, consistent with such applicable Law, to consult with the other Parties with respect to the text thereof.

5.6 Post-Closing Further Assurances. The Company and Parent agree that from and after the Closing Date, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by any Party hereto to carry out the purposes and intents hereof.

5.7 Schedule Updates. Each Party shall promptly supplement or amend its respective Schedules (“Updated Schedules”) with respect to any matter hereafter arising or discovered which, if existing or known on the date of this Agreement would have been required to be set forth or described in the then current Schedules. If any Party receives any Updated Schedule(s) from the other Party which contains disclosure of facts, circumstances or events that have a Material Adverse Effect and such condition continues uncured for a period of thirty (30) days after delivery of such Updated Schedule(s), then such receiving Party shall have the right to terminate this Agreement without cost or penalty pursuant to Section 10.1. In the event a Party receives any Updated Schedule(s) and the Closing occurs, such receiving Party shall not be deemed to have waived any claims against the other Party, including any indemnity claims pursuant to Article 8, for the disclosure of facts, circumstances or events evidenced in any such Updated Schedule(s).

5.8 No Solicitation.

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a proposal for a “New Acquisition Transaction” or (ii) participate in any discussions or negotiations regarding a proposal for a New Acquisition Transaction.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent and Merger Sub, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, or (ii) cause or permit the Company to enter into any “New Acquisition Agreement”.

(c) In addition to the obligations of the Company set forth in Sections 5.8(a) and (b), the Company shall promptly advise Parent and Merger Sub orally, and promptly thereafter in writing, of any proposal for a New Acquisition Transaction received by the Company, the material terms and conditions of such proposal for a New Acquisition Transaction and the identity of the Person making such proposal for a New Acquisition Transaction, all of which information shall be kept confidential by Parent and Merger Sub.

(d) For purposes of this Agreement:

(i) “New Acquisition Transaction” means any transaction proposed by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to the Company’s stockholders consisting of cash and/or securities, 50% or more of the shares of the Company’s capital stock then outstanding or all or a substantial portion of the assets of the Company.

(ii) “New Acquisition Agreement” means any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any New Acquisition Transaction.

5.9 Environmental Permits. If and to the extent applicable, the Company shall, and shall cause its Subsidiaries to, promptly file all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, and all requests required or necessary for the transfer or re-issuance of Permits required to conduct the Company’s business. Parent shall cooperate reasonably with and support the Company with respect to the filing of any such materials.

5.10 Notice of Material Developments. Each Party shall give prompt written notice to the other Parties of (i) any material breach in any of its representations or warranties contained in Article 3 or Article 4, as the case may be, of which such Party becomes aware, (ii) any breach of any covenant or agreement hereunder by such Party of which such Party becomes aware, and (iii) any other material development affecting the ability of such Party to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

ARTICLE 6
SPECIAL PROVISIONS

6.1 Cash Flow Notes. Each Cash Flow Note shall be in the form attached hereto as Exhibit D-1 (Exhibit D-2 for Robert L. Kovar). In determining the pre-tax net income of the Surviving Corporation for purposes of paragraph 3 of the Cash Flow Notes, there shall be an allocation of shared overhead items between the Surviving Corporation and Parent as provided in the attached Exhibit E.

6.2 Employment Agreement. At the Closing, Robert L. Kovar (“Kovar”), presently President of the Company, will enter into an Employment Agreement with Parent for two (2) positions: President of the Surviving Corporation and Chief Operating Officer of Parent, in the form attached hereto as Exhibit F (the “Kovar Employment Agreement”).

6.3 Release of Guaranties. Reference is made to those certain Guaranties dated April 29, 2005, made by Kovar and by Kovar Mineral Partners, L.P. (“KMP”) to Hibernia National Bank (now Capital One, N.A.), Houston, Texas (the “Bank”), guaranteeing certain obligations of the Company to the Bank as shown in the attached Exhibits G-1 and G-2 (the “Guaranties”).

(a) The Company hereby represents and warrants to Parent that, except for the outstanding balance on the Company’s revolving line of credit with the Bank (which will fluctuate from day to day but only in the ordinary course of business and consistent with prior practice), as of the Closing Date (i) the total obligations of the Company to the Bank will not exceed the amount thereof as at October 31, 2007, and (ii) neither the Company nor Kovar will be in breach of or default under the line of credit or the Guaranty, respectively.

(b) Based on the foregoing, Parent hereby agrees to take all commercially reasonable steps (but excluding the payment of any fees or other charges, the substitution of collateral or the discharge of the underlying indebtedness) to have the Bank release and discharge the Guaranties within six (6) months following the Closing; and in all events to indemnify and hold Kovar and KMP harmless against any and all liability under their respective Guaranty.

6.4 Dissenting Stockholders; Withholding Taxes. The Parties acknowledge that applicable Law (a) provides appraisal rights to stockholders who dissent from a merger (each a “Dissenting Stockholder”), and (b) may provide for withholding Taxes from the consideration payable to the Stockholders on consummation of the Merger; in order to protect the Surviving Corporation and Parent from any liability that may be incurred in the future arising out of (a) and/or (b) of this Section 6.4, it is agreed that any such liabilities shall constitute Indemnity Claims of Parent and the Surviving Corporation pursuant to Section 8.1, and that the Stockholder Representative may establish Holdbacks for the same as provided in Schedule 1.3.

ARTICLE 7
CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Obligations of Merger Sub and Parent. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver of the following conditions at Closing:

(a) The representations and warranties made by the Company herein shall be true and correct as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing.

(b) The Company shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Parent shall have received a certificate certifying as to the satisfaction of the conditions in Sections 7.1(a) and (b), and that any exceptions to Section 3.5(c) shown on Schedule 3.5 have been removed so that Section 3.5(c) is complied with without exception, executed by the Chief Executive Officer of the Company and dated as of the Closing Date.

(d) Parent shall have received a certificate executed by the Secretary of the Company (or other appropriate officer) certifying, and attaching as exhibits thereto, the (i) good standing certificates of the Company and each Subsidiary from their respective jurisdiction of organization and each jurisdiction in which they are qualified to do business as a foreign entity, (ii) copies of the certificate of incorporation and bylaws of the Company and each Subsidiary as certified (in the case of the certificates of incorporation) by the Secretary of State of such jurisdiction and (iii) copies of the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the Merger Escrow Agreement and all documents, agreements and instruments executed and delivered pursuant hereto and thereto and the transactions contemplated hereby and thereby.

(e) No Action shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement and the Merger Escrow Agreement or the consummation of any of the transactions contemplated hereby or thereby or declare unlawful any of the transactions contemplated hereby or thereby, (ii) cause any of the transactions contemplated by this Agreement and the Merger Escrow Agreement to be rescinded following consummation, or (iii) result in a Material Adverse Effect.

(f) This Agreement shall have been duly adopted by the Company and by the Requisite Stockholder Approval.

(g) The Certificate of Merger shall have been executed by the Company.

(h) The Company shall have delivered to Parent the Per Share Closing Date Merger Consideration Certificate, and the parties shall have agreed to the Per Share Closing Date Merger Consideration.

(i) Parent shall have received a copy of the Merger Escrow Agreement in the form attached hereto as Exhibit H-1, fully executed by each party thereto and a copy of the Security Escrow Agreement in the form attached hereto as Exhibit H-2, fully executed by each party thereto.

(j) The Company shall have delivered to Parent a legal opinion from Walker Keeling & Carroll LLP, counsel to the Company, in the form attached hereto as Exhibit I.

(k) The Merger Escrow Agent shall have received and provided copies to Parent of executed Shareholder Transmittal Letters from Stockholders who hold at least 90% of the outstanding Shares in the aggregate.

(l) Parent shall have received the resignation of each officer and director of each Subsidiary of the Company, and of each officer and director of the Company, whose resignation as of the Effective Time has been requested in writing by Parent.

(m) The Company shall have delivered to Parent certified copies of the Stockholder Certifications signed by all of the Stockholders of the Company other than Govind Nadkarni, and the Warrant Holder Certifications signed by all of the holders of the Warrants.

(n) There shall not have occurred any Material Adverse Effect since the date of this Agreement.

7.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereunder are subject to the satisfaction or waiver of the following conditions at the Closing:

(a) The representations and warranties made by Parent herein shall be true and correct as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing.

(b) Parent and Merger Sub shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) The Company shall have received a certificate certifying as to the satisfaction of the conditions set forth in Sections 7.2(a) and (b), executed by a duly authorized officer of Parent and Merger Sub and dated as of the Closing Date.

(d) The Company shall have received a certificate executed by the Secretary of Parent (or other appropriate officer) certifying, and attaching as exhibits thereto, the (i) good standing certificates of Parent and Merger Sub from their respective jurisdictions of organization and each jurisdiction in which they are qualified to do business as a foreign entity, (ii) copies of the certificate of incorporation and bylaws of Parent and Merger Sub as certified (in the case of the certificate of incorporation) by the Secretary of State of such jurisdiction and (iii) copies of the resolutions of Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and the Merger Escrow Agreement and all documents, agreements and instruments executed and delivered pursuant hereto and thereto and the transactions contemplated hereby and thereby.

(e) No Action shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement and the Merger Escrow Agreement or the consummation of any of the transactions contemplated hereby or thereby or declare unlawful any of the transactions contemplated hereby or thereby, (ii) cause any of the transactions contemplated by this Agreement and the Merger Escrow Agreement to be rescinded following consummation, or (iii) result in a Material Adverse Effect.

(f) This Agreement shall have been duly adopted by Parent as the sole stockholder of Merger Sub.

(g) The Certificate of Merger shall have been executed by Merger Sub.

(h) The Company shall have received a copy of the Merger Escrow Agreement fully executed by each party thereto.

(i) Parent shall have delivered to the Company a legal opinion from Sills Cummis & Gross PC, counsel to Parent, in the form attached hereto as Exhibit J.

(j) Parent or Merger Sub shall have deposited with the Merger Escrow Agent the aggregate amounts of cash and notes set forth in Section 1.3(e), and the Merger Escrow Agent shall have effected the set asides, payments and deliveries provided for in Section 1.3(e).

(k) As a part of the Reserve, there shall have been established a Holdback (as that term is defined in Schedule 1.3) to allow holders of any Warrants not exercised prior to the Effective Time to exercise the same after the Effective Time (and before their expiration) with respect to the kind and amount of cash and other property that such holders would have been entitled to receive had they exercised such Warrants immediately before the Effective Time.

ARTICLE 8
INDEMNIFICATION

8.1 General Indemnification by Stockholders. After the Closing, Parent, its Affiliates (including without limitation the Surviving Corporation and its Subsidiaries) and their respective directors, officers, stockholders, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) shall have the right to collect from the Stockholders, jointly but not severally and to the full extent (but not further) of the amount of the consideration received by them or by the Stockholder Representative and/or by the Merger Escrow Agent pursuant to the Merger and/or this Agreement, any and all damages, losses, deficiencies, costs, expenses, obligations, fines, expenditures and liabilities, including without limitation reasonable fees and expenses of counsel (collectively, “Damages”), imposed upon or incurred or suffered by any Buyer Indemnified Party, resulting from:

(a) any breach of any representation or warranty of the Company contained in this Agreement;

(b) any breach or non-fulfillment of any agreement or covenant on the part of the Company contained in this Agreement;

(c) any inaccurate or incomplete statement or information set forth in any Schedule, Updated Schedule or Exhibit to this Agreement, or any amendment to any of same, or set forth in any certificate delivered to Parent or Merger Sub pursuant to or in connection with this Agreement or any of the transactions contemplated herein.

(d) any liability of the Company incurred prior to the Closing Date but not shown on the Financial Statements or disclosed on Schedule 8.1(d);

(e) any liability of the Company, or of the Surviving Corporation or Parent respecting a liability of the Company, for any transaction, occurrence or other matter or thing whatsoever which occurred, or arose out of any of the foregoing which occurred, prior to the Closing;

(f) any amounts owed to Govind Nadkarni and expenses incurred in connection therewith as referenced in Section 8.4(b) not paid out of the Special Indemnity Fund;

(g) any amounts owed to the Company and/or Parent and/or the Surviving Corporation with respect to financing costs referenced in Section 1.3(e)(i)(C).

(h) any amounts (including without limitation litigation fees and expenses) owed to any Dissenting Stockholders who dissent from the Merger and prevail in an Action to be paid more per share than this Agreement provides for; and

(i) any Tax-Related Losses (as defined in Section 9.1).

8.2 General Indemnification by Parent. After the Closing, the Stockholders and their respective employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) shall have the right to collect from Parent, any and all Damages imposed upon or incurred or suffered by any Seller Indemnified Party, resulting from:

(a) any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement;

(b) any breach or non-fulfillment of any agreement or covenant on the part of Parent or Merger Sub contained in this Agreement;

(c) any liability of Parent or Merger Sub incurred prior to the Closing Date; and

(d) any liability of the Company, or of the Stockholders respecting a liability of the Company, for any transaction, occurrence or other matter or thing whatsoever which occurs, or arises out of any of the foregoing which occurs, after the Closing.

Any claim made by any one or more of the Buyer Indemnified Parties against the Stockholders or by any one or more of the Seller Indemnified Parties against Parent, whether or not a Third-Party Claim (hereafter defined), shall be referred to herein as an “Indemnity Claim” and all such claims shall be referred to together herein as “Indemnity Claims.”

8.3 Survival of Indemnification Rights. The right of a Buyer Indemnified Party to make a claim against the Stockholders or of a Seller Indemnified Party to make a claim against Parent on account of an Indemnity Claim shall not survive after the second anniversary of the Closing Date (the “Claim Deadline Date”). Notwithstanding the foregoing, the right of a Buyer Indemnified Party to continue to pursue a claim against the Stockholders or of a Seller Indemnified Party to continue to pursue a claim against Parent shall not terminate on the Claim Deadline Date if, prior to the Claim Deadline Date, the party asserting such claim shall have delivered written notice of a specific claim to the party from whom indemnification is sought, whether or not such claim is resolved prior to such Claim Deadline Date.

8.4 Indemnification Procedures.

(a) If any claim by any Buyer Indemnified Party against the Stockholders results from any actual or threatened Action by a third party (including a Governmental Authority) (a “Third-Party Claim”), Parent shall give the Stockholder Representative written notice thereof (together with a copy of such Third-Party Claim, process or other legal proceeding) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of Parent to give such notice shall not impair the rights of either Parent or the Surviving Corporation, except to the extent that the Stockholders are actually prejudiced by such failure to give notice. Such notice shall contain a description of such Third-Party Claim in such reasonable detail as may be available to Parent. The Stockholder Representative may elect to defend any Third-Party Claim through counsel chosen by it (which counsel shall be reasonably acceptable to Parent), and will cause the Stockholders to pay all expenses incurred in connection with the defense of any such Third-Party Claim. If the Stockholder Representative elects to defend a Third-Party Claim, then within ten (10) Business Days after receiving notice of such Third-Party Claim, the Stockholder Representative shall notify Parent of its intent to do so, and both Parent and the Surviving Corporation shall promptly make available to the Stockholder Representative and its counsel, accountants and other Representatives such books, records and other documents as well as access to officers and employees, as in each case are reasonably necessary, and shall otherwise cooperate and cause its officers, directors and employees to cooperate (including providing testimony) in the defense of such Third-Party Claim. Parent shall have the right to employ one law firm as counsel to either Parent or the Surviving Corporation or both, as applicable, in any Third-Party Claim or group of related Third-Party Claims (which firm shall be reasonably acceptable to the Stockholder Representative), at Parent’s sole cost and expense, to monitor the proceedings and report to Parent with respect thereto. If the Stockholder Representative elects to defend a Third-Party Claim, (i)  no compromise or settlement thereof may be effected by the Stockholder Representative without the consent of Parent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Stockholders, and the Stockholder Representative shall have obtained a full and complete release of any and all claims against Parent and the Surviving Corporation with respect to such Third-Party Claim, and (ii)  neither Parent nor the Surviving Corporation shall be entitled to recovery from the Stockholders with respect to any compromise or settlement thereof effected by Parent or the Surviving Corporation without the consent of the Stockholder Representative unless the Stockholder Representative shall cease to defend in good faith against such claim. If the Stockholder Representative elects not to defend against a Third-Party Claim, or ceases to defend in good faith against a Third-Party Claim that it initially agreed to defend, then upon ten (10) Business Days prior written notice by the Surviving Corporation to the Stockholder Representative, either Parent or the Surviving Corporation may defend, compromise, and settle such Third-Party Claim and shall be entitled to full recovery therefor from the Stockholders; provided, that the Stockholder Representative may elect to participate in the defense of such claim through counsel selected by the Stockholder Representative (at the Stockholders’ sole cost and expense) and that no compromise or settlement may be entered into without the prior written consent of the Stockholder Representative (which shall not be unreasonably withheld).

(b) Claims for payment of Appreciation Based Incentive Compensation and any other claims of any kind made by Govind Nadkarni against the Company and/or the Surviving Corporation and/or Parent (including, without limitation, any claims for attorney fees or other arbitration and litigation expenses) are referred to herein as the “Special Indemnity Claims.” The Stockholder Representative shall maintain control over any related negotiations, arbitration, litigation or settlement with Nadkarni relating to any Special Indemnity Claims (all costs and expenses thereof to be paid from the Special Indemnity Fund or the Reserve), provided that any settlement shall include a full and unconditional release of the Company, the Surviving Corporation and Parent. In addition to the Special Indemnity Fund and the Reserve, the Stockholders, through the Stockholder Representative, shall provide a full and unconditional indemnification to the Buyer Indemnified Parties for any liabilities and expenses (including without limitation attorneys fees and expenses) suffered or incurred by any of them relating to any Special Indemnity Claims. The Special Indemnity Fund escrow shall be released upon (or as a part of) a Final Resolution of all outstanding disputes with Nadkarni accompanied by an unconditional release by Nadkarni of all claims of any kind against the Company, the Surviving Corporation and Parent.

(c) In the event of any Action by any Buyer Indemnified Party to collect any amounts to which it is entitled pursuant to this Agreement, the Parties agree that such claims shall be filed and/or instituted against the Stockholders but served solely upon the Stockholder Representative, in its capacity as Stockholder Representative, which shall be sufficient to impose personal jurisdiction over each Stockholder; and the Stockholder Representative shall be responsible for promptly notifying all of the Stockholders of the assertion of any such Indemnity Claim(s).

8.5 Payment of Indemnity Claims. In the event that any Buyer Indemnified Party becomes entitled to indemnification from the Stockholders as provided in this Article 8, and any one or more of the Stockholders should fail to pay his share of such indemnification obligation within ten (10) days of his receipt of demand therefor by Parent and/or the Surviving Corporation, the Buyer Indemnified Parties shall realize their rights of indemnification through deduction of the appropriate amounts from the next amounts due under all or the applicable Cash Flow Notes, or the Prepayment Shortfall plus accrued but unpaid interest, as applicable, and the Stockholders shall remain personally liable to the Buyer Indemnified Parties, jointly but not severally, to the extent the then balance of the applicable Cash Flow Notes or the Prepayment Shortfall plus accrued but unpaid interest, as applicable, is insufficient to cover all such indemnification obligation(s). Any amount distributed to the Buyer Indemnified Parties or held back by Parent from amounts otherwise owed to the Stockholders shall be treated for federal, state and local tax purposes as a reduction in the aggregate Per Share Merger Consideration.

ARTICLE 9
TAX MATTERS

9.1 Tax Returns; Cooperation.

(a) Except for the Company’s 2007 Tax Return (which the Stockholder Representative shall be responsible for preparing and filing consistent with prior tax treatments), Parent shall be responsible for preparing and filing, or causing the Surviving Corporation to prepare and file, all Tax Returns of the Company or the Surviving Corporation and their Subsidiaries required to be filed after the Closing Date. With respect to Tax Returns for any period ending on or before the Closing Date or any period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the Parent shall cause the Surviving Corporation to provide to the Stockholder Representative a copy of such completed Tax Returns and a statement signed by an officer of Parent or the Surviving Corporation (with which the Parent will make available supporting schedules and information) stating that the amount of Tax shown on such Tax Return is properly allocable to the Stockholders pursuant to Section 9.1(f) and such Tax Return was prepared in a manner consistent with the prior practice of the Company and the Subsidiaries to the extent permitted by the Code, Treasury Regulations or other Governmental Authority. Such Tax Returns and the officer's statement shall be provided to the Stockholder Representative at least thirty (30) Business Days prior to the due date (including any extension thereof) for filing of such Tax Return.

(b) Parent shall, with respect to any Tax Return which Parent is responsible under Section 9.1(a) for preparing and filing, make the Tax Return and related Tax work papers available for review by the Stockholder Representative. Parent shall deliver such Tax Return and related Tax work papers to the Stockholder Representative no later than thirty (30) Business Days before the due date for filing such Tax Return (including any extension thereof). If, within ten (10) Business Days of such delivery, the Stockholder Representative shall deliver to Parent a written statement describing the Stockholder Representative's objections to such Tax Return and all grounds therefor, and the parties are unable to resolve such objections within the fifteen (15) Business Day period prior to filing such Tax Return, such Tax Return shall be filed as prepared by Parent, and any remaining disputes with respect thereto shall be resolved by the Arbitrating Accounting Firm as provided in Section 9.1(c).

(c) The Arbitrating Accounting Firm shall be instructed to resolve any disputes referred to it pursuant to Section 9.1(b) within ten (10) Business Days after such referral. Such resolution shall be in favor of the party whose position the Arbitrating Accounting Firm concludes is supported by the “more substantial authority” with respect to each item in question. The resolution of disputes by the Arbitrating Accounting Firm shall be set forth in writing, shall state that there is “more substantial authority” for the position taken by the prevailing party, shall describe its comparison of substantial authority between the parties, and shall be conclusive and binding upon all parties; and the parties shall join in the execution and cooperate in the filing of any amended Tax Return as shall be necessary to implement such resolution. The fees and expenses of the Arbitrating Accounting Firm shall be apportioned by the Arbitrating Accounting Firm based on the degree to which each party's claims were unsuccessful and shall be paid by the parties in accordance with such determination. For example, if pursuant to this Section 9.1(c) the Stockholder Representative submitted an objection affecting the amount of Tax due in the amount of $10,000 and prevailed as to $4,500 of the amount, then Parent would bear 45% of the fees and expenses of the Arbitrating Accounting Firm and the Stockholders would bear 55% of the fees and expenses of the Arbitrating Accounting Firm.

(d) The Buyer Indemnified Parties shall be entitled to collect from the Stockholders the amount of any and all Damages, including without limitation Taxes (whether or not resulting from or related to any tax audit, and regardless of whether such tax audit is disclosed on any Schedule hereto), attorneys’, accountants’ and experts’ fees and disbursements (all herein referred to as “Tax-Related Losses”) resulting from: (i) any claims by any taxing authority or amounts shown on any Tax Return, except for amounts included in the calculation of Closing Net Working Capital, for (A) any Taxes of the Company or the Surviving Corporation or their Subsidiaries allocable to any period ending on or prior to the Closing Date or allocable to any Straddle Period for the portion of the Straddle Period allocable to the Company or the Surviving Corporation or their Subsidiaries prior to the Closing Date and (B) any Taxes pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or other foreign law or regulation, of the Company or the Surviving Corporation or their Subsidiaries or any corporation that is or was a member of an Affiliated Group of which the Company or any Subsidiary was or is a member prior to the Closing Date; (ii) any inaccuracy in or breach of any representation or warranty contained in Section 3.17; and (iii) any liability for withholding Taxes related to the Merger.

(e) Payment for Tax-Related Losses to any Buyer Indemnified Party under this Section 9.1 shall be made in accordance with the provisions of Article 8.

(f) Taxes for a Straddle Period shall be allocated as follows: any Tax based directly or indirectly on income or receipts and any credits, losses or deductions available with respect to any Tax, shall be allocated by assuming that the relevant taxable period ended on the Closing Date, and any other Tax shall be allocated based on a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in the taxable period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph, taking into account the type of Tax to which the refund relates. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with the prior practice of the Company and the Subsidiaries.

(g) The Stockholder Representative and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Parent shall cause the Company and the Surviving Corporation and their Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Stockholder Representative and Parent shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 9.1(g). Notwithstanding anything to the contrary herein, the Surviving Corporation shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company or the Surviving Corporation or their Subsidiaries for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before the Surviving Corporation shall dispose of any such documents in its possession (or in the possession of its Affiliates), the Stockholder Representative and Parent shall be given an opportunity, after ninety (90) days prior written notice, to remove and retain all or any part of such documents as such party may select (at such party’s expense). Any information obtained under this Section 9.1(g) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(h) All tax-sharing agreements or arrangements with respect to the Company and its Subsidiaries shall be terminated as of the Closing Date, and after the Closing Date the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

ARTICLE 10
TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by written agreement of Parent and the Company;

(b) by Parent or by the Company if the Closing has not occurred on or before April 30, 2008, provided the terminating Party is not in material breach of any of its representations, warranties or covenants under this Agreement;

(c) by Parent if the Company is in material breach of this Agreement and such breach has not been cured within fifteen (15) days following the delivery of a written notice by Parent to the Company which sets forth such material breach with particularity;

(d) by the Company if Parent or Merger Sub is in material breach of this Agreement and such breach has not been cured within fifteen (15) days following written notice by the Company to Parent which sets forth such material breach with particularity; or

(e) in the event either Party provides Updated Schedules disclosing a Material Adverse Effect which is not cured by such providing Party within the time period provided in Section 5.7, by the Party receiving such Updated Schedule(s).

10.2 Effect of Termination. In the event this Agreement is validly terminated prior to the Effective Time pursuant to Section 10.1, this Agreement shall become null and void and of no further force and effect, without liability to Parent, Merger Sub or the Company or any of their respective Representatives by reason of such termination, except that any applicable provisions of Article 12 and the provisions of Section 5.5 shall remain in full force and effect. Anything to the contrary notwithstanding: nothing in this Section 10.2 shall (i) relieve any Party from liability for Damages actually incurred by any other Party as a result of such Party’s breach of this Agreement; or (ii) change any of the rights and obligations set forth in Article 8, all which shall remain in full force and effect, enforceable in accordance with the terms thereof.

ARTICLE 11
DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Action” has the meaning set forth in Section 3.6.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the opening paragraph hereof.

“Allocation Certificate” has the meaning set forth in Section 1.3(b).

“Arbitrating Accounting Firm” means an independent nationally or regionally recognized firm of certified public accountants which has not represented either Parent or the Company or the Stockholder Representative or any Affiliate of any of them in the prior five (5) years, agreed to by Parent and the Stockholder Representative. Based on the foregoing, Parent and the Stockholder Representative agree on Briggs & Veselka Co. of Houston, Texas, as such Firm. If Parent and the Stockholder Representative cannot agree on a firm, each shall appoint a firm of certified public accountants and those firms shall agree on a third firm that shall be the Arbitrating Accounting Firm.

“Balance Sheet Date” has the meaning set forth in Section 3.10(b).

“Bank” has the meaning set forth in Section 6.3.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by Law, executive order or regulation to close.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1.

“Capital One Payoff Amounts” has the meaning set forth in Section 1.3(c).

“Capital One Revolver” has the meaning set forth in Section 1.3(c).

“Capital One Term Loans” has the meaning set forth in Section 1.3(c).

“Cash Flow Notes” has the meaning set forth in Section 1.2(b).

“Certificate” has the meaning set forth in Section 2.1(e).

“Certificate of Merger” has the meaning set forth in Section 1.4.

“Claim Deadline Date” has the meaning set forth in Section 8.3.

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Date” means the date on which the Closing occurs.

“Closing Date Cash Equity Payout” has the meaning set forth in Section 2.2(a).

“Closing Date Enterprise Value” has the meaning set forth in Section 2.2(a).

“Closing Date Equity Payout” has the meaning set forth in Section 2.2(a).

“Closing Date Note Equity Payout” has the meaning set forth in Section 2.2(a).

“Closing Net Working Capital” means the amount of the Company’s Net Working Capital on the Closing Date.

“Closing Net Working Capital Statement” has the meaning set forth in Section 2.2(b)(i).

“Closing Working Capital Excess” has the meaning set forth in Section 2.2(b)(ii)(A).

“Closing Working Capital Shortfall” has the meaning set forth in Section 2.2(b)(ii)(B).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means shares of common stock of the Company.

“Company” has the meaning set forth in the opening paragraph hereof.

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Parent dated December 6, 2007.

“Damages” has the meaning set forth in Section 8.1.

“Deposited Cash” has the meaning set forth in Section 1.3(e).

“Deposited Notes” has the meaning set forth in Section 1.3(e).

“Deposited Stock Notes” has the meaning set forth in Section 1.3(e).

“Deposited Warrant Notes” has the meaning set forth in Section 1.3(e).

“Dissenting Stockholder” has the meaning set forth in Section 6.4.

“Effective Time” has the meaning set forth in Section 1.4.

“Employee Benefit Plans” has the meaning set forth in Section 3.15(a).

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, lien, charge, adverse claim or restriction of any kind (except for restrictions on transfer under the Securities Act of 1933, as amended, and applicable state securities laws), including but not limited to any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes without limitation any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement.

“Environmental Law” means all federal laws in effect on the date of this Agreement relating to the environment, natural resources or the protection thereof, including but not limited to any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exercise Consideration” has the meaning set forth in Section 1.3(e)(viii)(A).

“Fiduciary” has the meaning set forth in Section 3.15(d).

“Final Resolution” of a litigated matter means the issuance of a final judgment by a court or arbitration panel of competent jurisdiction in such matter from which no further appeal is permitted or for which the time to appeal has expired, or the effectiveness of a final settlement of such matter.

“Financial Statements” has the meaning set forth in Section 3.10.

“Financing Costs Reimbursement Fund” has the meaning set forth in Section 1.3(e)(iii).

“GAAP” or “generally accepted accounting principles” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“Governmental Authority” means any federal, state, provincial, territorial, county, city, municipal or other political subdivision or government, department, commission, board, bureau, court, arbitrator (public or private), agency or any other instrumentality of any of them, which exercises jurisdiction over the Company, any of its Subsidiaries, or any of their respective property.

“Guaranties” has the meaning set forth in Section 6.3.

“Holdbacks” have the meaning set forth in Schedule 1.3.

“Indemnity Claim/Claims” have the meanings set forth in Section 8.2.

“Intellectual Property” means (i) foreign and domestic patents and patent applications and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, including rights to third party software used in the business, and (v) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information).

“Interim Revolver” has the meaning set forth in Section 1.3(e)(i)(B).

“Kovar” has the meaning set forth in Section 6.2.

“Kovar Employment Agreement” has the meaning set forth in Section 6.2.

“KMP” has the meaning set forth in Section 6.3.

“Lapsed Warrant Notes” has the meaning set forth in Section 1.3(e)(viii)(B).

“Law” means any applicable law, statute, code, ordinance, rule, regulation, order, judgment or decree of a Governmental Authority.

“Material Adverse Effect” means any circumstance, condition, event, change, development or effect or series or combination of the same, that, individually or in the aggregate, is materially adverse to the business, operations (including results of operations), assets, condition (financial or otherwise), or prospects of the Company and its Subsidiaries, taken as a whole, or of Parent, as applicable, but shall exclude any changes in general economic conditions in the industries or markets in which the Company or any of its Subsidiaries, or Parent, as applicable, operates.

“Material Contracts” has the meaning set forth in Section 3.8.

“Material Leases” has the meaning set forth in Section 3.20.

“Merger” has the meaning set forth in Section 1.1.

“Merger Escrow Agent” means the law firm, bank or other institution designated as escrow agent pursuant to the Merger Escrow Agreement, to be selected by Parent and the Company prior to the execution of this Agreement.

“Merger Escrow Agreement” means the escrow agreement to be entered into among Parent, the Company, the Stockholder Representative and the Merger Escrow Agent, substantially in the form attached hereto as Exhibit H-1.

“Merger Sub” has the meaning set forth in the opening paragraph hereof.

“Net Working Capital” means the sum of the Company’s “Total current assets” minus the sum of the Company’s “Total current liabilities”, all as determined in accordance with GAAP applied on a basis consistent with that applied in the preparation of the Financial Statements and past practice to the extent not inconsistent with GAAP.

“New Acquisition Agreement” has the meaning set forth in Section 5.8(d)(ii).

“New Acquisition Transaction” has the meaning set forth in Section 5.8(d)(i).

“New Term Loans” has the meaning set forth in Section 1.3(e)(i)(A).

“Notice” has the meaning set forth in Section 12.3.

“ordinary course of business” with respect to any entity or entities means the ordinary course of business of such entity or entities consistent with the past practice of such entity or entities.

“Options” has the meaning set forth in Section 3.3(b).

“Organizational Documents” means (a) the articles or certificate of incorporation and bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation, limited liability company agreement, regulations or comparable documents of a limited liability company; and (e) any amendment to any of the foregoing.

“Outstanding Shares” has the meaning set forth in Section 2.2(a).

“Parent” has the meaning set forth in the opening paragraph hereof.

“Party” means each of Parent, Merger Sub, the Company, and the Stockholders through the Stockholder Representative; “Parties” means all of them.

“Permit”; “Permits” has the meaning set forth in Section 3.21.

“Per Share Cash Closing Date Merger Consideration” has the meaning set forth in Section 2.2(a).

“Per Share Closing Date Merger Consideration” has the meaning set forth in Section 2.2(a).

“Per Share Merger Consideration” has the meaning set forth in Section 2.2.

“Per Share Note Closing Date Merger Consideration” has the meaning set forth in Section 2.2(a).

“Person” means any individual, corporation, partnership, limited liability company, entity or Governmental Authority.

“Prepayment Shortfall” has the meaning set forth in Section 6.1(c).

“Related Party” has the meaning set forth in Section 3.24.

“Replacement Notes” has the meaning set forth in Section 2.2(b)(ii)(B)

“Replacement Revolver” has the meaning set forth in Section 1.3(e)(i)(B).

“Representatives” has the meaning set forth in Section 5.2(a).

“Requisite Stockholder Approval” means the affirmative vote or consent of the holders of such a majority of the outstanding Common Shares as is required for stockholder approval of a merger under applicable Law.

“Reserve” has the meaning set forth in Schedule 1.3.

“Revolving Commitment Fund” has the meaning set forth in Section 1.3(e)(i).

“Security Escrow Agent” means the law firm, bank or other institution designated as escrow agent pursuant to the Security Escrow Agreement, to be selected by Parent and the Company prior to the execution of this Agreement.

“Security Escrow Agreement” means the escrow agreement to be entered into among Parent, the Company, the Stockholder Representative and the Security Escrow Agent, substantially in the form attached hereto as Exhibit H-2.

“Security Escrowed Shares” has the meaning set forth in Section 1.3(f).

“Seller Indemnified Parties” has the meaning set forth in Section 8.2.

“Shareholder Agreement” has the meaning set forth in Section 5.1(d).

“Shareholder Certification and Transmittal Letter” has the meaning set forth in Section 5.4.

“Share Withholding Tax” means, with respect to any Shares, the amount, if any, that the Company is required to deduct or withhold from the amount otherwise payable to the holder of such Shares under the Code, or any provisions of state, provincial, local or foreign Tax Law upon the sale of such Shares.

“Shares” means the shares of stock of the Company issued and outstanding immediately prior to the Effective Time.

“Special Indemnity Claims” has the meaning set forth in Section 8.4(b).

“Special Indemnity Fund” has the meaning set forth in Section 1.3(e)(ii).

“Stockholder Certifications” has the meaning set forth in Section 5.4.

“Stockholder Representative” has the meaning set forth in the opening paragraph hereof.

“Stockholders” means (i) all of the holders of record of Shares of the Company immediately prior to the Effective Time, and (ii) all of the holders of record of Warrants immediately prior to the Effective Time who duly exercise their Warrants thereafter.

“Straddle Period” has the meaning set forth in Section 9.1(a).

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any limited liability company, partnership, limited partnership, joint venture, unincorporated association or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest or has the power or authority, through ownership of voting securities, by contract or otherwise, to exercise control over the business affairs of the entity.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Target Net Working Capital” has the meaning set forth in Section 2.2(b).

“Tax” or “Taxes” means all taxes, charges, fees, duties, levies or other assessments, including (without limitation) income, gross receipts, capital stock, capital, capital gains, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, goods and services, harmonized sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, land transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees' income withholding, unemployment and Social Security, employment, employer health, which are imposed by the United States or any other Governmental Authority, including, without limitation, any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).

“Tax-Related Losses” has the meaning set forth in Section 9.l(d).

“Tax Return” means any and all returns, reports and forms required to be filed with respect to Taxes.

“Third-Party Claim” has the meaning set forth in Section 8.4.

“Updated Schedules” has the meaning set forth in Section 5.7.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, any comparable state statutes and related regulations.

“Warrant Holder Certification and Transmittal Letter” has the meaning set forth in Section 5.4.

“Warrant Holder” means a Person who is the holder of one or more Warrants which have yet to be exercised but which have not yet expired.

“Warrant Holders’ Closing Cash” has the meaning set forth in Section 1.3(e)(v)(A).

“Warrant Note Payments” has the meaning set forth in Section 1.3(e)(viii).

“Warrants” means those certain outstanding warrants, issued on May 1, 2005 and held by the persons identified on Schedule 2.1(a), and exercisable for the purchase of 10,166 1/3 shares of Common at a price of $60.00 per share, at any time prior to 5:00 p.m. on May 1, 2010.

ARTICLE 12
MISCELLANEOUS

12.1 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement, the Merger Escrow Agreement, and any other written agreement entered into on or after the date hereof in connection with the transactions contemplated hereby and thereby embody the entire agreement and understanding among the Parties and supersede all prior understandings related to the subject matter hereof. There are no representations, warranties, promises or agreements on the part of any Party to any other Party except as expressly set forth herein and in any other such written agreements entered into on or after the date hereof in connection with the transactions contemplated hereby and thereby.

12.2 No Waiver; Modifications in Writing. No amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless executed in writing by the Party to be bound thereby. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or Parent from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

12.3 Communications. Any notice, request, instruction, consent, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by confirmed telecopier transmission, as follows:

If to Parent or Merger Sub:

Platinum Energy Resources, Inc.
25 Phillips Parkway
Montvale, New Jersey 07645
Attn: Barry Kostiner
Fax: [None]

With a simultaneous copy to:

Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attn: Eliezer Helfgott, Esq.
Fax: (973) 643-6500

If to the Company:

Maverick Engineering, Inc.
120 Main Street, Suite 350
Victoria, Texas 77901
Attn: Robert L. Kovar
Fax: (361) 576-1050

With a simultaneous copy to:

Walker, Keeling & Carroll, L.L.P.
210 E. Constitution
Victoria, Texas 77901
Attn: W. Lee Keeling
Fax: (361) 576-6196

If to the Stockholder Representative:
Robert L. Kovar Services LLC
120 S. Main Street, Suite 350
Victoria, Texas 77901
Attn: Robert L. Kovar
Fax: (361) 576-1050

With a simultaneous copy to:

Walker, Keeling & Carroll, L.L.P.
210 E. Constitution
Victoria, Texas 77901
Attn: W. Lee Keeling
Fax: (361) 576-6196

or to such other address or attorney as the Company, Merger Sub, Parent or the Stockholder Representative may designate in writing by giving Notice as provided above. Notice shall be deemed to have been duly given: upon actual receipt (or at the beginning of the recipient's next Business Day if not received during recipient's normal business hours), if telecopied; upon actual receipt (or, if not actually received, on the third Business Day following deposit with the U.S. Post Office), if mailed; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery and providing receipt against delivery. Notices on behalf of a Party may be signed and sent by an attorney for that Party.

12.4 Costs and Expenses. Except as may be specifically provided to the contrary in this Agreement, whether or not the transactions contemplated hereby are consummated, Parent and the Stockholders shall each pay its/their own costs and expenses incident to or incurred in connection with the negotiation, preparation and execution of the preceding Term Sheet, this Agreement and the Merger Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby.

12.5 Stockholder Representative. The Company hereby designates Robert L. Kovar as the Stockholder Representative to represent the Stockholders following the Effective Time in all matters relating to this Agreement and the Merger. The Stockholder Representative shall have such powers and duties as are provided to it under and pursuant to the Merger Escrow Agreement and Schedule 1.3 hereto.

12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

12.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, Merger Sub and Parent, and their respective permitted successors and assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement (and such benefits shall in the case of the Stockholder Representative be limited to him in his capacity as Stockholder Representative), and their respective permitted successors and assigns. Except as set forth herein, no Party may assign its rights and obligations under this Agreement to any other Person without the prior written consent of the other Parties, and any such attempted assignment without such consent shall be void.

12.8 Governing Law. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey (without regard to any conflicts-of-law rule or principle that would require the application of same to the laws of another jurisdiction).

12.9 Waiver of Jury Trial; Submission to Jurisdiction; Consent to Service of Process.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(b) The Parties hereby irrevocably submit to the exclusive personal jurisdiction of any federal or state court located within the State of New Jersey with respect to any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of any such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 12.3, and further agrees that such service shall be sufficient to confer personal jurisdiction over the Party or Parties so served. Such service upon the Stockholder Representative shall constitute due and proper service upon all of the Stockholders in accordance with (b) immediately above.

12.10 Confidentiality. Each of Parent, Merger Sub and the Company agrees that, unless and until transactions contemplated hereby shall have been consummated, the Confidentiality Agreement shall remain in full force and effect.

12.11 Severability of Provisions. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

12.12 Specific Performance. The Company acknowledges and agrees that the breach of this Agreement could cause irreparable damage to Parent and that Parent might not have an adequate remedy at law. Therefore, the obligations of the Company under this Agreement shall be subject to enforcement by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief without the requirement of posting bond or other security may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

12.13 Headings; Exhibits and Schedules. The Article, Section and other headings and captions and Table of Contents used or contained in this Agreement or in the Exhibits and Schedules hereto are for convenience of reference only and shall not affect the interpretation or construction of this Agreement or such Exhibits and Schedules. The Exhibits and Schedules referred to herein are attached hereto and by this reference are incorporated herein.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have duly executed this Agreement as of the date first written above.

PLATINUM ENERGY RESOURCES, INC.

By:	/s/Barry Kostiner_
Name: Barry Kostiner
Title: Chief Executive Officer

PERMSub, Inc.

By:	/s/Barry Kostiner
Name: Barry Kostiner
Title: President

MAVERICK ENGINEERING, INC.

By:	/s/Robert L. Kovar
Name: Robert L. Kovar
Title: President

ROBERT L. KOVAR SERVICES, LLC

By:	/s/Robert L. Kovar
Robert L. Kovar, Sole Member
as Stockholder Representative